Exhibit 10.19

EXECUTION VERSION

FIRST LIEN CREDIT AGREEMENT

DATED AS OF APRIL 12, 2007

AMONG

STEALTH ACQUISITION CORP.

(to be merged with and into

SAFENET, INC.),

as Company,

VECTOR STEALTH HOLDINGS II, L.L.C.,

as Holdings,

THE FINANCIAL INSTITUTIONS LISTED HEREIN,

as Lenders,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent and Collateral Agent,

CITIBANK, N.A.,

as Syndication Agent,

and

DEUTSCHE BANK SECURITIES INC.

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

(212) 701-3000

845983

TABLE OF CONTENTS

		Page

Section 1.	DEFINITIONS	1

1.1	Certain Defined Terms.	1

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement; Financial Determinations.	32

1.3	Other Definitional Provisions and Rules of Construction.	33

Section 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS	34

2.1	Commitments; Making of Loans; the Register; Optional Notes.	34

2.2	Interest on the Loans.	39

2.3	Fees.	43

2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranty.	43

2.5	Use of Proceeds.	49

2.6	Special Provisions Governing Eurodollar Rate Loans.	50

2.7	Increased Costs; Taxes; Capital Adequacy.	52

2.8	Statement of Lenders; Obligation of Lenders and Issuing Lenders To Mitigate.	56

2.9	Replacement of a Lender.	57

Section 3.	LETTERS OF CREDIT	58

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.	58

3.2	Letter of Credit Fees.	60

3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit.	60

3.4	Obligations Absolute.	63

3.5	Nature of Issuing Lenders’ Duties.	64

Section 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT	64

4.1	Conditions to the Initial Credit Extensions.	64

4.2	Conditions to All Loans.	68

4.3	Conditions to Letters of Credit.	69

Section 5.	REPRESENTATIONS AND WARRANTIES	69

5.1	Organization, Powers, Corporate Structure, Qualification, Good Standing, Business and Subsidiaries.	69

5.2	Authorization of Borrowing, etc.	70

5.3	Financial Condition.	71

5.4	No Material Adverse Change.	71

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-ii-

-iii-

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EXHIBITS

I	FORM OF NOTICE OF BORROWING

II	FORM OF NOTICE OF CONVERSION/CONTINUATION

III	FORM OF REQUEST FOR ISSUANCE

IV	FORM OF NOTICE OF PREPAYMENT

V	FORM OF TERM NOTE

VI	FORM OF REVOLVING NOTE

VII	FORM OF SWING LINE NOTE

VIII	FORM OF COMPLIANCE CERTIFICATE

IX	FORM OF OPINION OF COMPANY COUNSEL

X	FORM OF ASSIGNMENT AGREEMENT

XI	FORM OF SOLVENCY CERTIFICATE

XII	FORM OF FIRST LIEN GUARANTY

XIII	FORM OF FIRST LIEN SECURITY AGREEMENT

XIV	FORM OF INTERCREDITOR AGREEMENT

XV	FORM OF LANDLORD ACCESS AGREEMENT

XVI	VECTOR EQUITY COMMITMENT LETTER

SCHEDULES

A	EXISTING INDEBTEDNESS TO BE REPAID

B	TRANSACTION COSTS

2.1	LOAN COMMITMENTS

5.1	ORGANIZATIONAL CHART; SUBSIDIARIES OF COMPANY; INACTIVE SUBSIDIARIES

5.3	FINANCIAL CONDITION

5.5B	REAL PROPERTY

5.5C	INTELLECTUAL PROPERTY

5.6	LITIGATION

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5.11E	MULTIEMPLOYER PLANS; WITHDRAWAL LIABILITIES

5.19	INSURANCE

7.1	CERTAIN EXISTING INDEBTEDNESS

7.2	CERTAIN EXISTING LIENS

7.3	CERTAIN EXISTING INVESTMENTS

7.8	TRANSACTIONS WITH AFFILIATES

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SAFENET, INC.

FIRST LIEN CREDIT AGREEMENT

This FIRST LIEN CREDIT AGREEMENT is dated as of April 12, 2007 and entered into by and among STEALTH ACQUISITION CORP., a Delaware corporation (“Merger Sub” and, prior to the Merger (as defined below), “Company”) to be merged with and into SAFENET, INC., a Delaware corporation (prior to the Merger, “Target” and, after the Merger, “Company”), VECTOR STEALTH HOLDINGS II, L.L.C., a Delaware limited liability company (“Holdings”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), DEUTSCHE BANK SECURITIES, INC. and CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arrangers and Joint Bookrunners (the “Arrangers”), DEUTSCHE BANK TRUST COMPANY AMERICAS (“DB”), as administrative agent for Lenders (in such capacity, “Administrative Agent”) and as collateral agent for Lenders (in such capacity, the “Collateral Agent”), and CITIBANK, N.A., as syndication agent.

R E C I T A L S

WHEREAS, pursuant to and in connection with the Merger Agreement (with such term and each other capitalized term used in these recitals having the meaning assigned thereto in subsection 1.1), on the Closing Date Merger Sub will be merged with and into the Target with the Target continuing as the surviving corporation of the Acquisition and a wholly owned subsidiary of Holdings; and

WHEREAS, Lenders have agreed to extend certain credit facilities to Company, the proceeds of which will be used (i) together with the proceeds of loans under the Second Lien Credit Agreement and the Equity Contributions, to fund the Acquisition Financing Requirements, and (ii) to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries following the Closing Date.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders, Administrative Agent and Collateral Agent agree as follows:

Section 1. DEFINITIONS

1.1 Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquisition” means the Merger and the Tender Offer and the other transactions contemplated by the Merger Agreement and the Offer to Purchase to occur substantially concurrently with the Merger and consummation of the Tender Offer, respectively.

“Acquisition Financing Requirements” means the aggregate of all amounts necessary (i) to finance the payment of the consideration payable under (x) the Merger Agreement in respect of (A) Target’s Capital Stock that has been converted into the right to receive cash pursuant to the Merger Agreement and (B) the purchase by Merger Sub of Target’s Capital Stock as a result of the exercise of the “Top-Up Option” (as such term is defined in the Merger Agreement) in accordance with the terms of the Merger Agreement and (y) the Offer to Purchase in respect of Target’s Capital Stock validly tendered for purchase pursuant to the Tender Offer, (ii) to refinance all Existing Indebtedness to Be Repaid, and (iii) to pay Transaction Costs.

“Additional Mortgaged Property” has the meaning assigned to that term in subsection 6.9.

“Additional Mortgages” has the meaning assigned to that term in subsection 6.9.

“Additional Required Equity Contributions” means any contributions to Holdings and Company required by the Vector Equity Commitment Letter.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliated Funds” means Funds that are administered or managed by (i) a single entity or (ii) an Affiliate of such entity.

“Agents” means Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Agreement” means this First Lien Credit Agreement dated as of April 12, 2007.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” has the meaning assigned to that term in the introduction to this Agreement.

“Asset Sale” means the sale by any Loan Party or any of their Subsidiaries to any Person (other than (x) in the case of any sale by Company or any Guarantor, a sale to Company or a Guarantor or (y) in the case of any sale by any Subsidiary that is not a Guarantor, a sale to another Subsidiary that is not a Guarantor) of (i) any of the stock of any of Company’s Subsidiaries (including any issuance of stock by such Subsidiaries), (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory or services sold or licenses granted in the ordinary course of business, (b) Cash or Cash Equivalents, (c) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of compromise or collection, (d) any other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $5,000,000 or less, (e) the making of Investments permitted by subsection 7.3 and (f) sales and other dispositions of assets permitted by subsection 7.6 (other than clause (iv) thereof)).

“Assignment Agreement” means an Assignment and Assumption in substantially the form of Exhibit X annexed hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change. Administrative Agent will give notice promptly to Company and the Lenders of changes in the Base Rate; provided that the failure to give such notice shall not affect the Base Rate in effect after such change.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease,” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock of or other equity interests in a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) time deposits, certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or former Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has capital, surplus and undivided profits in excess of not less than $100,000,000; (v) shares of any money market mutual fund that (a) have investment guidelines that require at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) in the case of any Foreign Subsidiary, short term investments believed in good faith by Company to be of comparable credit quality and tenure to those described in clauses (i) through (v) above.

“Certificate of Merger” means the Certificate of Merger dated as of the Closing Date, in the form delivered to Administrative Agent as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.10.

“CFC” has the meaning assigned to such term in subsection 6.8B.

“Change in Control” means:

(i) prior to the consummation of an IPO, Permitted Holders shall cease to beneficially own and control issued and outstanding shares of capital stock of Holdings constituting a majority of the voting power of the capital stock of Holdings with the power to vote to elect the members of the Governing Body of Holdings;

(ii) the occurrence of any “Change in Control” as defined in the Second Lien Credit Agreement;

(iii) at any time after the consummation of an IPO, (A)(I) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Capital Stock of Holdings with more than thirty-five percent (35%) of the voting power of all outstanding Capital Stock of Holdings with the power to vote generally on matters submitted to a vote of the stockholders of Holdings and (II) the Permitted Holders shall beneficially own and control Capital Stock of Holdings with a lesser percentage of the voting power of all outstanding Capital Stock of Holdings or (B) the occurrence of a change in the composition of the Governing Body of Holdings such that a majority of the members of any such Governing Body are not Continuing Members; or

(iv) at any time, all of the capital stock of Company ceasing to be directly or indirectly owned by Holdings.

As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning assigned to that term in the Exchange Act and the rules and regulations promulgated thereunder.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (iii) any determination of a court or other Government Authority or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority.

“Class,” as applied to Lenders, means each of the following two classes of Lenders: (i) Lenders having Revolving Loan Exposure, and (ii) Lenders having Term Loan Exposure.

“Closing Date” means the date on which the initial Loans are made.

“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” has the meaning assigned to that term in the Security Agreement.

“Collateral Agent” means DB, in its capacity as collateral agent for Secured Parties pursuant to the Collateral Documents.

“Collateral Documents” means the Security Agreement, the Foreign Pledge Agreements, the Mortgages, the Control Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any other agreements or documents in order to grant to Collateral Agent, on behalf of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

“Commitment Letter” means the commitment letter agreement dated March 5, 2007 by and among Vector Stealth Holdings II, L.L.C., Deutsche Bank Securities Inc., Citigroup Global Markets, Inc. and DB.

“Commitments” means the Revolving Loan Commitments and the Term Loan Commitments, collectively.

“Communications” has the meaning assigned to that term in subsection 10.8.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VIII annexed hereto.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries but excluding:

(a) capitalized interest,

(b) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding any Loan Party or any of their Subsidiaries)

and for which neither any Loan Party nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(c) any expenditure made (i) with Asset Sale proceeds not required to be applied to repay Loans, (ii) to restore, replace or rebuild property following any damage, loss, destruction or condemnation of such property, (iii) to the extent constituting a Permitted Acquisition or (iv) to the extent made as part of the Acquisition.

For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of each of Funded Debt and Capital Leases.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), including, without limitation, any non-cash charges for (a) goodwill write offs and write downs, (b) employee compensation plans, (c) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in conformity with GAAP purchase accounting rules, and (d) any extraordinary, unusual or nonrecurring losses, (vii) Transaction Costs and costs and expenses incurred in connection with Permitted Acquisitions, (viii) fees paid pursuant to the Management Agreement and permitted under subsection 7.8(vii), (ix) to the extent covered by insurance proceeds, losses in connections with casualty events, and (x) out-of-pocket expenses incurred in connection with the Restatement and Related Matters, but only, in the case of clauses (ii)-(x), to the extent deducted in the calculation of Consolidated Net Income, less non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period) and extraordinary, unusual or nonrecurring gains, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA, (b) the Consolidated Working Capital Adjustment and (c) extraordinary, unusual or nonrecurring cash gains deducted from Consolidated EBITDA minus (ii) the sum, without duplication, of the amounts for such period of (a) scheduled repayments of Consolidated Total Debt (excluding (x) repayments of Revolving Loans except to the extent the Revolving Loan Commitment Amount is permanently reduced in connection with such repayments, and (y) any such repayment out of the proceeds of refinancing Indebtedness and (z) for the avoidance of doubt, any repayment of Loans pursuant to 2.4B), (b) internally generated funds of Company and its Subsidiaries used to make Consolidated Capital Expenditures (and any amounts that would be included as Consolidated Capital Expenditures but for the operation of clause (c)(ii) of the definition thereof (except in the case of clause (c)(ii), to the extent made out of Net Insurance/Condemnation Proceeds)), (c) Consolidated Cash Interest Expense, (d) current taxes based on income of Company and its Subsidiaries and paid in cash (or expected to be paid in cash prior to the date that is 180 days after the end of the Fiscal Year) with respect to such period; provided, that any amounts referred to in this clause (d) that were expected to be paid within 180 days after the end of such Fiscal Year are not so paid within such time period shall be included in determining Consolidated Excess Cash Flow in such next Fiscal Year, (e) internally generated funds of Company and its Subsidiaries used during such period to finance Permitted Acquisitions, (f) any other amount paid from internally generated funds of Company and its Subsidiaries during such period which was added back to Consolidated Net Income in determining Consolidated EBITDA pursuant to clauses (vii) and (viii) of the definition of Consolidated EBITDA, (g) any amount applied to any required repurchase of Capital Stock of Company during such period permitted by subsection 7.4(ii), (h) any amount distributed during such period as a Restricted Junior Payment permitted by subsection 7.4(v) and (i) capitalized technology costs included as intangible assets on the consolidated balance sheet of Company and its Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense net of interest income (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as at such date to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such date.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company), except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) except as contemplated by subsection 1.2, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales outside the ordinary course of business or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

“Consolidated Senior Secured Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Senior Secured Debt as at such date to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such date.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Senior Secured Debt” means, as of any date, the aggregate principal amount of Consolidated Total Debt of the Loan Parties and their Subsidiaries outstanding at such date secured by a Lien.

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided that, in each case such amounts shall be increased or decreased by any non-cash purchase accounting adjustment contemplated by clause (vi)(c) of the definition of Consolidated EBITDA.

“Continuing Member” means, as of any date of determination any member of the Governing Body of Company who was (i) (x) a member of such Governing Body on the Closing Date or (y) nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved or (ii) appointed by the Permitted Holders.

“Contractual Obligation,” as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means an agreement, reasonably satisfactory in form and substance to Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Collateral Agent’s security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with entitlement orders or instructions originated by Collateral Agent as to disposition of funds in such account, without further consent by Company or the applicable Guarantor.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“DB” has the meaning assigned to that term in the introduction to this Agreement.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by Company or a Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate of Company delivered to the Administrative Agent at or prior to the time of such Asset Sale, setting forth the basis of such valuation.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans in the ordinary course including insurance companies, mutual funds and lease financing companies; provided that neither Company nor any Affiliate of Company shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (i) which is currently maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates; (ii) with respect to plans subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, which was at any time during the last six years maintained, contributed to or terminated by Company, its Subsidiaries or any of their respective ERISA Affiliates, including any Person which was at such time an ERISA Affiliate of Company; or (iii) with respect to which there is any potential or outstanding liability of Company its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive, by any Government Authority or any other Person with respect to any Real Property Asset, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged ability under any Environmental Law.

“Environmental Laws” means the common law any and all current or future statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, or (ii) occupational safety and health or the protection of the environment or human health (to the extent relating to exposure to Hazardous Materials), applicable to Company or any of its Subsidiaries or any Facility.

“Equity Contributions” means, collectively, (a) the contribution by the Investors of an aggregate amount of cash of not less than $239,000,000 to Holdings or one or more direct or indirect holding company parents of Holdings, and (b) the further contribution to Company of such cash contribution proceeds.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate,” as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412 of the Internal Revenue Code); (iii) the failure to make by its due date a required contribution under Section 412(m) of the Internal Revenue Code (or Section 430(j) of the Internal Revenue Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to any Multiemployer Plan; (iv) the filing pursuant to Section 412 of the Internal Revenue Code of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (v) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (vi) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan or Multiemployer Plan or the termination of any such Pension Plan resulting in liability under Title IV of ERISA; (vii) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (viii) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (ix) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section

401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xii) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate” means, for any Interest Rate Determination Date, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum obtained by dividing (i) the rate per annum determined by Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rate for deposits in Dollars (as set forth by any service selected by Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition the “Eurodollar Rate” shall be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D). Each determination by Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

“Eurodollar Rate Margin” means the margin over the Eurodollar Rate used in determining the rate of interest of Eurodollar Rate Loans pursuant to subsection 2.2A.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Company hereunder, inclusive in each case of all interest, additions to Tax, penalties and other liabilities with respect thereto, (i) Taxes that are imposed on the overall net income (however denominated), franchise Taxes and any similar Taxes imposed in lieu thereof by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized or having its principal office or, in the case of any Lender, maintaining its applicable lending office in, or otherwise doing business in, such jurisdiction (other than a business arising or deemed to arise out of any of the transactions contemplated by this Agreement), (ii) any branch profits Taxes or any similar Taxes imposed on a recipient by a jurisdiction described in clause (i), and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request of Company under subsection 2.9), any U.S. federal withholding or backup withholding Tax that (x) is imposed on amounts payable to such Foreign Lender at the time such Lender becomes a party hereto (or designates a new lending office) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Company with respect to such withholding tax pursuant to subsection 2.7B or (y) is attributable to such Foreign Lender’s failure (or unreasonable delay) to comply with its obligations under subsection 2.7B(iv).

“Existing Indebtedness to Be Repaid” means all Indebtedness listed on Schedule A.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Fee Letter” means the fee letter agreement dated March 5, 2007 by and among Vector Stealth Holdings II, L.L.C., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and DB.

“Financial Plan” has the meaning assigned to that term in subsection 6.1(xii).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to clauses (i), (ii), (iii), (iv) and (viii)) of subsection 7.2A) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2A) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“Flood Hazard Property” means an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Foreign Plan” means any employee benefit plan maintained by Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States, any state thereof or any other political subdivision thereof.

“Foreign Pledge Agreement” means each pledge agreement or similar instrument governed by the laws of a country other than the United States, executed on the Closing Date or from time to time thereafter in accordance with subsection 6.8 by Company or any Guarantor that owns Capital Stock of one or more Foreign Subsidiaries organized in such country, in form and substance reasonably satisfactory to Administrative Agent.

“Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt,” as applied to any Person, means all Indebtedness of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

“Funding and Payment Account” means the account specified in the payment instructions appearing below Administrative Agent’s signature herein or at the account designated as such in any other written notice delivered by Administrative Agent to Company and each Lender.

“Funding and Payment Office” means the office of Administrative Agent located at 90 Hudson Street MS YO5-0511, Jersey City, New Jersey 073026, or such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

“Funding Date” means the date of funding of a Loan.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Government Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property Asset, facility, establishment or business, or notification, registration or filing to or with any Government Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property Asset, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property Asset, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Granting Lender” has the meaning assigned to such term in subsection 10.1B(iv).

“Guarantor” means Holdings and any Subsidiary of Company that executes and delivers a counterpart of the Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

“Guaranty” means the First Lien Guaranty executed and delivered by Holdings and existing Domestic Subsidiaries of Company (other than Inactive Subsidiaries) on the Closing Date and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XII annexed hereto.

“Hazardous Materials” means: (i) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances,” or any other term intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated under any Environmental Law.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Holdings” has the meaning assigned to that term in the introduction to this Agreement.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary designated as such in writing by Company that (i) contributed 2.5% or less of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) had consolidated assets representing 2.5% or less of Total Assets on the last day of the most recent Fiscal Quarter ended more than forty-five (45) days prior to the date of determination;

provided that for purposes of subsections 8.6, 8.7 and 8.8 only, in determining whether an Event of Default has occurred with respect to a Material Subsidiary, if all Subsidiaries that are individually “Immaterial Subsidiaries” as to which a condition specified in any such subsection applies have (i) an aggregate contribution in excess of 10% of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) aggregate consolidated assets representing 10% or more or more of Total Assets on the last day of the most recent Fiscal Quarter ended more than forty-five (45) days prior to the date of determination, then, in either case, such condition shall be deemed to exist with respect to a Material Subsidiary.

“Inactive Subsidiary” has the meaning assigned to that term in subsection 5.1E.

“Indebtedness,” as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument (excluding in each case trade accounts payable and accrued obligations incurred in the ordinary course of business), (v) Synthetic Lease Obligations, (vi) all reimbursement obligations of such Person under letters of credit, (vii) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (viii) all obligations of such Person under Hedge Agreements, and (ix) any guarantee of such Person in respect of obligations of the kind referred to in clauses (i) through (viii) above. Any Capital Stock of Holdings or Company constituting a Specified Equity Issuance shall not be deemed to be Indebtedness. The amount of any Indebtedness that is only recourse to specific assets of Holdings, Company and/or its Subsidiaries (and not to Holdings, Company or any Subsidiary generally) shall be deemed to be equal to the lesser of (x) the principal amount of such Indebtedness and (y) the fair market value of the assets of Holdings, Company and/or its Subsidiaries to which such Indebtedness has recourse.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning assigned to that term in subsection 10.3.

“Insurance Policies” means the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Additional Mortgaged Property with respect to the applicable Additional Mortgaged Property pursuant to subsection 6.4 and all renewals and extensions thereof.

“Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Additional Mortgaged Property and applicable to the Additional Mortgaged Property or any use or condition thereof.

“Intellectual Property” means all patents, trademarks, trade names, copyrights, technology, software, proprietary know-how and proprietary processes used in the conduct of the business of the Loan Parties and their Subsidiaries.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, by and among Collateral Agent and Second Lien Collateral Agent, substantially in the form of Exhibit XIV annexed hereto.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last Business Day of each of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or a multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date,” with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) [Reserved,] (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any or its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements or (v) any guarantee by Holdings or any of its Subsidiaries of any obligations of any other Person (including obligations of Holdings or any of its Subsidiaries). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“Investors” means the Vector Entities and certain other investors.

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in the United States in which filings are necessary or, in the reasonable opinion of Administrative Agent, desirable in order to create or perfect Liens on, or evidence the interest of Collateral Agent and Secured Parties in, any IP Collateral.

“IPO” means the issuance by Holdings of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Issuing Lender,” with respect to any Letter of Credit, means the Revolving Lender (or an Affiliate of such Revolving Lender selected by such Revolving Lender (including, with respect to any Commercial Letter of Credit to be issued by DB or Deutsche Bank AG, New York Branch)) that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Landlord Access Agreement” means a Landlord Access Agreement, substantially in the form of Exhibit XV, or such other form as may reasonably be acceptable to Collateral Agent.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders,” when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 3.1.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company.

“Lien” means any lien, mortgage, pledge, assignment (only for the purposes of creating a security interest), security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof) and solely in the case of securities, any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the loans made by Lenders to Company pursuant to subsection 2.1A.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Intercreditor Agreement, the Guaranty, the Collateral Documents, the Vector Equity Commitment Letter, the Fee Letter and the Commitment Letter.

“Loan Party” means each of Company or Holdings and each other Guarantor from time to time, and “Loan Parties” means all such Persons, collectively.

“Management Agreement” means the Operating Agreement dated as of the Closing Date, between Vector Capital Partners III, L.L.C., Vector Capital III, L.P. and certain other investors.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Acquisition” means the Acquisition and any other acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Loan Parties and their Subsidiaries in excess of $1,000,000.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole or (ii) the impairment of the ability of any Loan Party to perform, or of Administrative Agent, Collateral Agent or Secured Parties to enforce, the Obligations or its rights and remedies under the Loan Documents.

“Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to Holdings or any of its Subsidiaries in excess of $1,000,000.

“Material Subsidiary” means any Subsidiary of Company that is not an Immaterial Subsidiary.

“Maximum Consolidated Capital Expenditures Amount” has the meaning assigned to that term in subsection 7.7.

“Merger” means the merger of Merger Sub with and into Target in accordance with the terms of the Merger Agreement and the Certificate of Merger, with Target being the surviving corporation.

“Merger Agreement” means that certain Agreement and Plan of Merger by and among Target, Holdings and Merger Sub dated as of March 5, 2007.

“Merger Documents” means the Merger Agreement and the Certificate of Merger.

“Merger MAC” means any event or effect (each, an “Event”) that is materially adverse to the business or financial condition or results of operations of Company and its Subsidiaries, taken as a whole, but shall not include: (a) an Event to the extent resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets in general, except to the extent the effects of such changes on Company and its Subsidiaries, taken as a whole, are disproportionate to the effects on other non-governmental participants in the industries in which Company and its Subsidiaries conduct their business, (ii) an Event generally affecting the industries in which Company and its Subsidiaries operate, including general changes in law or regulation across such industries, except to the extent the effect of such Event on Company and its Subsidiaries, taken as a whole, is disproportionate to the effect on other non-governmental participants in the industries in which Company and its Subsidiaries conduct their business, (iii) the announcement of the Merger Agreement or the pendency or consummation of the

Merger, (iv) the identity of Holdings or any of its affiliates as the acquiror of Company, (v) the taking of any specific action expressly required by the Merger Agreement, (vi) any acts of terrorism or war, except to the extent such act of terrorism or war has a disproportionate effect on Company and its Subsidiaries, taken as a whole, relative to other non-governmental participants in the industries in which Company and its Subsidiaries conduct their businesses, (vii) changes in generally accepted accounting principles or the interpretation thereof, or (viii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to this Agreement or the transactions contemplated hereby; (b) (i) actions, claims, audits, arbitrations, mediations, investigations, suits, litigation, proceedings (public or private), criminal prosecutions, Securities and Exchange Commission “Wells” processes or investigations by or before any Person, Government Authority or any national securities exchange (including the NASDAQ) (in each case whether threatened, pending or otherwise), (ii) penalties, sanctions, fines, remedies, injunctive relief, remediation, delisting from any national securities exchange (including the NASDAQ), or any other civil or criminal sanction (in each case whether threatened, pending, deferred or otherwise, and whether financial or otherwise), or (iii) facts, circumstances, changes, effects, outcomes, results, occurrences and eventualities (whether or not known, contemplated or foreseeable, and whether financial or otherwise), in each case with respect to (b)(i) through (iii), resulting from, relating to or arising out of: (1) (A) Company’s pending restatement of its historical consolidated financial statements for Fiscal Year 2005, Fiscal Year 2004, Fiscal Year 2003, Fiscal Year 2002, Fiscal Year 2001 and Fiscal Year 2000 or Company’s pending restatement of the unaudited financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, or (B) Company’s failure to file in a timely manner its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006 and its Annual Report on Form 10-K for the year 2006, but only, in the case of this clause (1), to the extent resulting from or relating to the matters referred to in clause (2) or (3) below; (2) Company’s historical stock-based compensation practices to the extent both (I) resulting from or relating to (x) the extent to which compensation, tax, disclosure, accounting and grant practices complied with GAAP, applicable law, applicable stock option plans or the Internal Revenue Code or (y) issues concerning selecting, documenting, accounting for, recording of and disclosing grant and measurement dates, stock option expenses, and any other related items thereto and (II) materially consistent with (A) Company’s public statements and with its filings with and submissions and statements to the Securities and Exchange Commission disclosed to Holdings prior to the date of the Merger Agreement or (B) information provided to Holdings or its affiliates and representatives prior to the date hereof and identified in Section 4.1(3)(II) of the Company Disclosure Schedule (as defined in the Merger Agreement); or (3) the additional accounting adjustments to the extent disclosed in Section 4.4(e) of the Company Disclosure Schedule (all of the matters mentioned in clause (b) hereof, including all subsections of clause (b), the “Restatement and Related Matters”); except in the case of Restatement and Related Matters to the extent that any such Event results in a suspension or debarment from bidding on contracts or subcontracts with any Government Authority thereof or otherwise results in any material limitation, restriction or prohibition on Company and its Subsidiaries’ ability to do business with a Government Authority; or (c) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, it being understood that any Event contributing to such failure may be considered in determining whether there has been a Merger MAC.

“Merger Sub” has the meaning assigned to that term in the introduction to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in such form as may be approved by Administrative Agent in its reasonable discretion, in each case with such changes thereto as may be necessary or appropriate in the Administrative Agent’s or its local counsel’s judgment to conform such instrument to applicable local laws or customary local mortgage or deed of trust practices.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds,” with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct fees, costs and expenses incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party or of any Affiliate of a Loan Party and net of any amounts provided as a reserve, in accordance with GAAP, against any liabilities (contingent or otherwise) associated with such Asset Sale (including reserves for indemnities) and (iii) attorneys’ fees, accountants’ fees, investment banking fees, and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith. Net Asset Sale Proceeds shall not include any Cash payments held in escrow until such time as such amounts are released from escrow.

“Net Foreign Equity Investment Amount” has the meaning assigned to such term in subsection 7.3(viii).

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds actually received by Holdings or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented fees, costs and expenses incurred by Holdings or any of its Subsidiaries in connection with the collection, adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, including (a) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection with such loss, taking, condemnation or sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (x) secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such loss, taking, condemnation or sale and (y) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party or of any Affiliate of a Loan Party and (c) any amounts provided as a reserve, in accordance with GAAP, against any liabilities (contingent or otherwise) associated with such loss, taking, condemnation or sale (including reserves for indemnities).

“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other fees, costs and expenses actually incurred in connection therewith, including legal fees and expenses) from the incurrence of Indebtedness by Holdings or any of its Subsidiaries.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.9.

“Notes” means one or more of the Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Notice of Prepayment” means a notice substantially in the form of Exhibit IV annexed hereto.

“Obligations” means (a) obligations of Company and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Company and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Company and the other Loan Parties under this Agreement and the other Loan Documents and under any Hedge Agreement entered into with any Swap Counterparty, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Company and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“Offer to Purchase” means the Offer to Purchase by Merger Sub to purchase Capital Stock of Target, dated March 12, 2007.

“Officer” means the president, chief executive officer, chief financial officer, treasurer, assistant treasurer, controller, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate,” as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Organizational Documents” means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Taxes” means all present or future stamp or documentary taxes or any excise, property or similar taxes, charges, fees, expenses or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document and any interest, penalties or additions to tax related thereto.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“Participant Register” has the meaning assigned to that term in subsection 10.1C(2).

“Patriot Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is covered by Title IV of ERISA or is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and, for purposes of subsection 8.10, any Foreign Plan.

“Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of a majority of the Capital Stock of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination with any Person, if each of the following conditions is met:

(i) the Board of Directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(ii) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law in all material respects;

(iii) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business or substantially related or complementary to such line of business in which Company and/or its Subsidiaries are engaged as of the Closing Date;

(iv) if the purchase price exceeds $5,000,000, at least 10 Business Days prior to the proposed date of consummation of the transaction, Company shall have delivered to Administrative Agent an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction would not reasonably be expected to result in a Material Adverse Effect; and

(v) except in the case of a Permitted Acquisition for which the purchase price does not exceed $10,000,000, subject to confidentiality arrangements, Company shall have delivered to Administrative Agent any information reasonably requested by Administrative Agent (but only to the extent consistent with confidentiality obligations of Company).

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

(i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii) statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue by more than 30 days or (b) for amounts that are overdue by more than 30 days are being contested in good faith by appropriate proceedings, so long as in the case of this clause (b), (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any material portion of the Collateral on account of such Lien;

(iii) (a) pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof and (b) pledges and deposits in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (a) of this clause (iii);

(iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v) licenses (with respect to Intellectual Property and other property), leases or subleases granted to other Persons that do not violate any applicable terms of the Collateral Documents and do not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(vi) easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

(vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b);

(viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

(xi) Liens granted pursuant to the Loan Documents;

(xii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Holdings or any of its Subsidiaries;

(xiii) bankers’ or brokers’ Liens, rights of set-off and other similar Liens existing solely with respect to Cash and Cash Equivalents or investment property on deposit in one or more accounts maintained by Holdings or any of its Subsidiaries (including any restriction on the use of such Cash and Cash Equivalents or investment property), in each case granted in the ordinary course of business in favor of the bank or banks or brokers with which such accounts are maintained, securing amounts owing to such bank or banks or brokers with respect to cash management and operating account arrangements and brokerage or commodities accounts, including those involving pooled accounts and netting arrangements;

(xiv) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and

(xv) with respect to each Additional Mortgaged Property, Permitted Encumbrances other than those described in clauses (iii), (ix), (xiii) and (xiv).

“Permitted Holders” means the Vector Entities.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Platform” has the meaning assigned to such term in subsection 10.8.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pricing Certificate” means an Officer’s Certificate of Company certifying the Consolidated Leverage Ratio as at the last day of any Fiscal Quarter and setting forth the calculation of such Consolidated Leverage Ratio in reasonable detail.

“Prime Rate” means the rate that DB announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. DB or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“pro forma basis” has the meaning assigned to the term in subsection 1.2B.

“Pro Forma Compliance” means, at any date of determination, that the Loan Parties and their Subsidiaries shall be in pro forma compliance with the covenant set forth in subsection 7.5 (whether or not any Revolving Loans or Swing Line Loans are outstanding or Letters of Credit are outstanding and not cash collateralized in full) as of the last day of the most recently completed Fiscal Quarter (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for the most recently completed period of four consecutive Fiscal Quarters for which financial statements shall have been delivered to Administrative Agent and calculated on a pro forma basis in accordance with subsection 1.2B in respect of the event giving rise to such determination).

“Pro Rata Share” means (i) (a) with respect to any borrowings under the Term Loan Commitments, the percentage obtained by dividing (x) the Term Loan Commitment of any Lender by (y) the Term Loan Commitments of all Lenders, (b) with respect to any payments under the Term Loans, the percentage obtained by dividing (x) the Term Loans of such Lender by (y) the Term Loans of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii) and (iii) of the preceding sentence is set forth opposite the name of that Lender in the Register.

“Real Property Asset” means, at any time of determination, any and all right, title an interest (including and fee, leasehold or other estate) then owned, leased, operated or otherwise used by any Loan Party (other than any Foreign Subsidiary) in any real property.

“Reference Period” means any period of four consecutive Fiscal Quarters.

“Refinanced Term Loans” has the meaning assigned to that term in subsection 10.6C.

“Refinancing Second Lien Indebtedness” has the meaning assigned to that term in subsection 7.1(viii).

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(iii)(b).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Related Agreement” means the Second Lien Credit Agreement.

“Related Parties” has the meaning assigned to that term in subsection 9.1A.

“Release” means any spilling, emitting, leaking, pumping, pouring, injecting, escaping, disposing, discharging, dumping or leaching of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Replacement Term Loans” has the meaning assigned to that term in subsection 10.6C.

“Request for Issuance” means a request substantially in the form of Exhibit III annexed hereto.

“Requirements of Law” means, collectively, any and all requirements of any Government Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Requisite Class Lenders” means, at any time of determination (i) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders, and (ii) for the Class of Lenders having Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders.

“Requisite Lenders” means Lenders having or holding more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

“Restatement and Related Matters” has the meaning assigned to that term in the definition of Merger MAC.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or Company now or hereafter outstanding, except a dividend payable solely in shares of stock constituting a Specified Equity Issuance, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or Company now or hereafter outstanding, and (iv) any prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan Commitment” means, for each Lender, such Lender’s commitment, if any, to make Revolving Loans to Company pursuant to subsection 2.1A(ii) in an amount not to exceed the amount set forth under the caption “Revolving Loan Commitment” in an allocation letter delivered to such Lender by the Administrative Agent as the same may be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B or any reduction of the Revolving Loan Commitments pursuant to the terms of this agreement and “Revolving Loan Commitments” means such commitments of all Lenders in the aggregate. The aggregate amount of the Revolving Loan Commitments on the Closing Date is $25,000,000.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

“Revolving Loan Commitment Termination Date” means April 12, 2013.

“Revolving Loan Exposure,” with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other Revolving Lenders) plus (e) the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the Loans made by Revolving Lenders to Company pursuant to subsection 2.1A(ii).

“Revolving Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit VI annexed hereto.

“S&P” means Standard & Poor’s.

“Second Lien Administrative Agent” means DB, as administrative agent under the Second Lien Credit Agreement, and any successor administrative agent thereunder.

“Second Lien Collateral Agent” means DB, as collateral agent under the Second Lien Credit Agreement, and any successor collateral agent thereunder.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of the Closing Date, by and among Holdings, Company, the lenders party thereto and Second Lien Administrative Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time thereafter to the extent permitted under subsection 7.10B and any other agreement relating to permitted Refinancing Second Lien Indebtedness.

“Second Lien Indebtedness” means all Obligations (as that term is defined in the Second Lien Credit Agreement) of Holdings and its Subsidiaries under the Second Lien Credit Agreement.

“Second Priority” means, with respect to any Lien, that such Lien is subordinated to the Liens securing the Obligations pursuant to, and otherwise subject to the terms of, any intercreditor agreement reasonably satisfactory to the Administrative Agent.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each Swap Counterparty.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization” has the meaning assigned to such term in subsection 10.19.

“Security Agreement” means the First Lien Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit XIII annexed hereto.

“Solvent,” with respect to any Person on a consolidated basis, means that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning assigned to such term in subsection 10.1B(iv).

“Specified Equity Amount” means, at any time (the “Reference Time”), an amount equal to:

(a) the net proceeds from any Specified Equity Issuance (other than a Specified Equity Contribution or an Additional Required Equity Contribution) by Holdings from and including the Business Day immediately following the Closing Date through and including the Reference Time that are contributed to the common equity capital of Company, minus

(b) the sum, without duplication, of:

(i) the aggregate amount of Investments made pursuant to subsection 7.3(xi)(y) following the Closing Date and prior to the Reference Time;

(ii) the aggregate amount of Restricted Junior Payments pursuant to subsection 7.4(iv)(y) following the Closing Date and prior to the Reference Time;

(iii) the aggregate amount of Consolidated Capital Expenditures pursuant to the second paragraph of subsection 7.7 following the Closing Date and prior to the Reference Time; and

(iv) the aggregate amount of prepayments of Indebtedness under the Second Lien Credit Agreement pursuant to subsection 7.10B(y)(1) following the Closing Date and prior to the Reference Time.

“Specified Equity Contribution” has the meaning assigned to such term in subsection 7.5B.

“Specified Equity Issuance” means any equity security (i) having no mandatory redemption, repurchase or similar requirements (including at the option of the holders thereof) prior to 91 days after the last stated maturity date of the Loans and the Second Lien Indebtedness (unless such equity security by its terms provides that such equity security shall not be required to be repurchased unless permitted by this Agreement or unless the Loans or the Second Lien Indebtedness, as the case may be, have been repaid in full at least 91 days prior to the date of such required repurchase), and (ii) upon which all dividends or distributions (if any) required to be paid shall, prior to 91 days after the last maturity date of the Loans and the Second Lien Indebtedness, at the option of the issuer, be payable solely in additional shares of such equity security (or other equity securities meeting the conditions specified in clauses (i) and (ii)).

“Specified Representations” means the representations and warranties contained in subsections 5.1A, 5.1B, 5.2A, 5.2D, 5.9, 5.10 and 5.16B hereof.

“Standby Letter of Credit” means any letter of credit or similar instrument other than a Commercial Letter of Credit.

“Subject Lender” has the meaning assigned to that term in subsection 2.9.

“Subordinated Indebtedness” means any Indebtedness of any Loan Party incurred from time to time and contractually subordinated in right of payment to the Obligations.

“Subsidiary” with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by subsection 4.1J or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Counterparty” means any Person that was a Lender or an Affiliate of a Lender on the Closing Date and that has entered into a Hedge Agreement with Company or one of its Subsidiaries or any other Person that was a Lender or an Affiliate of a Lender at the time that it entered into a Hedge Agreement with Company or one of its Subsidiaries.

“Swing Line Funding and Payment Office” means the office of Swing Line Lender located at 60 Wall Street, New York, New York 10005 or such other offices of Swing Line Lender as may from time to time be hereafter designated as such in a written notice delivered by Swing Line Lender to Company and each other Lender.

“Swing Line Lender” means DB, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iii).

“Swing Line Loans” means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iii).

“Swing Line Note” means any promissory note of Company issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit VII annexed hereto.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning assigned to that term in the introduction to this Agreement.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, imposed by any Government Authority including any interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Tender Offer” has the meaning assigned to such term in the Offer to Purchase.

“Term Loan Commitment” means, for each Lender, such Lender’s commitment, if any, to make a Term Loan to Company pursuant to subsection 2.1A(i) in an amount not to exceed the amount set forth opposite such Lender’s name under the caption “Term Loan Commitment” on Schedule 2.1 and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The aggregate amount of the Term Loan Commitments on the Closing Date is $250,000,000.

“Term Loan Exposure” with respect to any Lender, means, as of any date of determination, the sum of (i) such Lender’s Term Loan Commitments at such time and (ii) without duplication, the outstanding principal amount of Term Loans held by such Lender at such time.

“Term Loan Maturity Date” means April 12, 2014.

“Term Loans” means all Loans made by Lenders to Company pursuant to subsection 2.1A(i).

“Term Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Term Loans of any Lenders, substantially in the form of Exhibit V annexed hereto.

“Title Company” means one or more title insurance companies reasonably satisfactory to Administrative Agent.

“Title Policy” has the meaning assigned to that term in subsection 6.9.

“Total Assets” means the total amount of all assets of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as determined from the most recent balance sheet of Company.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by Company (x) on or prior to the Closing Date or (y) to the extent of the types and not in excess of the amounts set forth on Schedule B, within 12 months following the Closing Date, in each case, in connection with the transactions contemplated by the Loan Documents and the Related Agreement.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“Vector Entities” means, collectively, Vector Capital III, L.P., its Affiliates (other than other portfolio companies) and any investment funds advised or managed by any of the foregoing.

“Vector Equity Commitment Letter” means the letter agreement substantially in the form of Exhibit XVII annexed hereto.

“Wholly Owned Foreign Subsidiary” means any Wholly Owned Subsidiary of Company that is a Foreign Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Capital Stock of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law, including requirements of foreign ownership) is owned by such Person or another Wholly Owned Subsidiary of such person.

1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement; Financial Determinations.

A. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Except as otherwise provided in this Agreement, financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (ii), (iii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(v).

B. As of any date of determination, for purposes of determining the Consolidated Leverage Ratio or the Consolidated Senior Secured Leverage Ratio (and any financial calculations required to be made or included within such ratios), the calculation of such ratios and other financial calculations shall include or exclude, as the case may be, the effect of any Material Acquisitions and Material Dispositions by Company or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) occurring as of or prior to such date of determination, as determined by Company on a pro forma basis in accordance with GAAP, which determination may, include one-time adjustments or reductions in costs, if any, directly attributable to any such Material Disposition or Material Acquisition, as the case may be, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Staff of the Securities and Exchange Commission (except that cost savings may be calculated to give effect to actions taken or to be taken by Company and its Subsidiaries within twelve months after the date of such Material Acquisition or Material Disposition and based on Company’s good faith estimates of the impact of such actions; provided that (i) such actions have been disclosed in writing to Administrative Agent pursuant to an Officer’s Certificate, (ii) such actions are actually taken no later than twelve months following the date of such Material Acquisition or Material Disposition), giving effect to any such Material Acquisition or Material Disposition as if it had occurred on the first day of such Reference Period and (iii) such cost savings are reasonably identifiable and factually supportable. “Pro forma basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (a) any Material Acquisition, (b) any Material Disposition or (c) any incurrence of Indebtedness using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold (to the extent available) and the consolidated financial statements of Company and its Subsidiaries, which shall be reformulated as if such Material Acquisition or Material Disposition, and all other Material Acquisitions or Material Dispositions that have been consummated during the period, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

C. For purposes of subsection 7.1, subsection 7.2 and subsection 7.3, in determining the amount of any Indebtedness, obligation secured by a Lien or Investment, in each case, that is outstanding in any currency other than Dollars, the amount of such Indebtedness, obligation or Investments (and the amount of all other Indebtedness, obligations secured by Liens and Investments) shall be calculated based on the date of incurrence thereof and Company and its Subsidiaries shall not be deemed to have violated any covenant set forth in Section 7 solely as a result of currency fluctuations occurring after the date any Investment is made, Lien is granted or Indebtedness is incurred if such action was permitted on the date taken.

1.3 Other Definitional Provisions and Rules of Construction.

A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C. The use in any of the Loan Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D. Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

E. When the performance of any covenant (other than covenants measuring financial performance), duty or obligation is required on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing fees.

F. Any provision of this agreement requiring that Company or any Subsidiary to use “commercially reasonable efforts” (or any substantially similar standard) to achieve an objective shall in no event be construed to require Company or any Subsidiary to pay any consent fees or to surrender any material contractual rights to achieve such objective.

Section 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1 Commitments; Making of Loans; the Register; Optional Notes.

A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans as described in subsections 2.1A(i) and 2.1A(ii), and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(iii).

(i) Term Loans. Each Lender that has a Term Loan Commitment severally agrees to lend to Company on the Closing Date an amount equal to its Pro Rata Share of the aggregate amount of the Term Loan Commitments to be used for the purposes identified in subsection 2.5A. Each Lender’s Term Loan Commitment shall expire immediately and without further action on the Closing Date at 5:00 p.m. (New York City time) if the Term Loans are not made on or before that date. Company may make only one borrowing under the Term Loan Commitments. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

(ii) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from but excluding the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.

(iii) Swing Line Loans.

(a) General Provisions. Swing Line Lender hereby agrees, subject to the limitations set forth in the last paragraph of subsection 2.1A(ii) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $5,000,000; provided that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

(b) Swing Line Loan Prepayment with Proceeds of Revolving Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion (and, no later than the tenth day following the borrowing of any Swing Line Loan if such Swing Line Loan has not be repaid on or prior to such date, shall), deliver to Administrative Agent (with a copy to Company), no later than 10:00 a.m. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

(c) Swing Line Loan Assignments. On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase an assignment of such Swing Line Loan in an amount equal to its Pro Rata Share. If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, upon notice from Swing Line Lender as provided below, each Revolving Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender to Administrative Agent who shall promptly notify the Revolving Lenders, each Revolving Lender shall deliver to Administrative Agent for the benefit of Swing Line Lender such amount in same day funds at the Funding and Payment Account. Without limiting the effect of the deemed assignment described in the preceding sentence, in order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Revolving Lender fails to make available to Swing Line Lender any amount as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of assignments as provided in this paragraph, Swing Line Lender shall promptly remit such payment to Administrative Agent for distribution to each such other Revolving Lender its Pro Rata Share of such payment.

(d) Revolving Lenders’ Obligations. Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iii)(b) and each Revolving Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

B. Borrowing Mechanics. Term Loans or Revolving Loans made as Base Rate Loans on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. Term Loans or Revolving Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Whenever Company desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 10:00 a.m. (New York City time) (x) in the case of the initial funding, at least one Business Day in advance of the proposed Funding Date and (y) in the case of all other fundings, at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Swing Line Lender at the Swing Line Funding and Payment Office a duly executed Notice of Borrowing no later than 12:00 Noon (New York City time) on the proposed Funding Date. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent (or in the case of Swing Line Loans, Swing Line Lender and Administrative Agent), as applicable, telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent (or Swing Line Lender in the case of Swing Line Loans) on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender (including Swing Line Lender) shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent (or Swing Line Lender, as applicable) believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Company shall notify Administrative Agent (or, in the case of Swing Line Loans, Swing Line Lender and Administrative Agent) prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable and Company shall be bound to make a borrowing in accordance therewith.

C. Disbursement of Funds. All Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested or Pro

Rata Share of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan (other than Swing Line Lender, in the case of a Swing Line Loan) of the proposed borrowing. Each such Lender (other than Swing Line Lender) shall make the amount of its Loan available to Administrative Agent at the Funding and Payment Office not later than 12:00 Noon (New York City time) on the applicable Funding Date, in same day funds in Dollars. Swing Line Lender shall make the amount of its Loan available directly to Company as provided below. Except as provided in subsection 2.1A(iii) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent or Swing Line Lender, as the case may be, shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars, equal to the proceeds of all such Loans received by Administrative Agent from Lenders or to be disbursed by Swing Line Lender, as applicable, to be credited to the account designated by Company in the applicable Notice of Borrowing.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to (subject to any separate obligation to fund under the Commitment Letter), make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D. The Register. Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company and Lenders upon reasonable prior notice at reasonable times, provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender) at its address referred to in subsection 10.8 a copy of each Assignment Agreement delivered to it and accepted by it as provided in subsection 10.1B(ii) and a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Term Loan Commitment, Revolving Loan Commitment, Swing Line Loan Commitment, Term Loans, Revolving Loans and Swing Line Loans of each Lender from time to time (the “Register”). Company, Administrative Agent and Lenders shall, absent manifest error, deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, notwithstanding notice to the contrary; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be prima facie evidence of the matters recorded, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E. Optional Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the second Business Day preceding the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Term Loan, Revolving Loans or Swing Line Loans, substantially in the form of Exhibit V, Exhibit VI or Exhibit VII annexed hereto, respectively, with appropriate insertions.

2.2 Interest on the Loans.

A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made to, but excluding, maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made but excluding maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B (subject to the last sentence of subsection 2.1B), and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D (subject to the last sentence of subsection 2.1B). If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i) Subject to the provisions of subsections 2.2A(v), 2.2E, 2.2G and 2.7, the Term Loans shall bear interest through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus 1.50% per annum; or

(b) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus 2.50% per annum.

(ii) Subject to the provisions of subsections 2.2A(v), 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv); or

(b) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv):

	Consolidated Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin
Greater than or equal to:	4.50:1.00	2.50%	1.50%
Greater than or equal to: but less than:	3.75:1.00 4.50:1.00	2.25%	1.25%
Less than:	3.75:1.00	2.00%	1.00%

provided that, until the delivery of the Pricing Certificate for the first complete Fiscal Quarter ending after the Closing Date, the applicable margin for Revolving Loans that are Eurodollar Rate Loans shall be 2.50% per annum and for Revolving Loans that are Base Rate Loans shall be 1.50% per annum.

(iii) Upon delivery of the Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the Base Rate Margin and the Eurodollar Rate Margin for Revolving Loans shall automatically be adjusted in accordance with such Pricing Certificate, such adjustment to become effective on the third succeeding Business Day following the receipt by Administrative Agent of such Pricing Certificate (subject to the provisions of the foregoing clause (ii)); provided that (x) if a Potential Event of Default or Default or Event of Default shall have occurred and be continuing, the applicable margin for Revolving Loans shall be the maximum margin for the relevant Loan set forth above, (y) if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Pricing Certificate was required to be delivered until the third Business Day succeeding delivery of such Pricing Certificate, the applicable margins for Revolving Loans shall be the maximum margin for the relevant Loan set forth above or (z) if for any period of time, the Base Rate Margin and Eurodollar Rate Margin are reduced to a level below the highest level set forth above as a result of an inaccuracy contained in any Pricing Certificate, then promptly following the date on which such inaccuracy is determined to have existed, Company shall pay the additional amount of interest that would have accrued during such period had such inaccuracy not been included in such Pricing Certificate.

(iv) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the applicable Base Rate Margin for Revolving Loans.

(v) Notwithstanding the foregoing, the interest rates applicable to the Term Loans and the Revolving Loans as provided by subsections 2.2A(i) and 2.2A(ii), respectively, shall be increased by an additional (x) 0.25%, if for any reason audited financial statements for Company and its Subsidiaries for Fiscal Year 2006, certified by Ernst & Young LLP (or another nationally recognized auditing firm) without material qualification, are not delivered to Administrative

Agent on or prior to December 31, 2007, and (y) an additional 0.25%, if such certified audited financial statements have not been delivered to the Administrative Agent on or prior to June 1, 2008; provided that any increases pursuant to this subsection 2.2A(v) shall cease to apply at such later date, if any, upon which such audited financial statements for Fiscal Year 2006 have in fact been delivered to Administrative Agent.

B. Interest Periods. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/ Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three or six-month period or, to the extent available to all Lenders of the applicable Class, a nine or twelve month period; provided that:

(i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi) there shall be no more than 15 Interest Periods outstanding at any time;

(vii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month; and

(viii) notwithstanding the foregoing, until the earlier to occur of (x) the 30th day following the Closing Date or (y) completion of the “successful syndication” of the Loans (as described in the Fee Letter), except with respect to Eurodollar Rate Loans made on the Closing Date and unless otherwise agreed by the Administrative Agent, Eurodollar Rate Loans shall be restricted to a single one week Interest Period at all times, with the first such Interest Period to begin not sooner than three Business Days after the Closing Date and with any subsequent Interest Periods to begin on the last day of the prior one week Interest Period theretofore in effect.

C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that, in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $1,000,000 and multiples of $500,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable and Company shall be bound to effect a conversion or continuation in accordance therewith.

E. Default Rate. If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or other amounts owing under this Agreement shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest or such other amount, to the extent permitted by applicable law, the rate described in subsection 2.2A plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

F. Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues; provided that, in the case of interest on Base Rate Loans determined by reference to the Prime Rate, interest shall be computed based on the number of days elapsed in a year of 365 or 366 days, as appropriate. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest

Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G. Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3 Fees.

A. Revolving Commitment Fees. Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitment Amount over the sum of (i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Letter of Credit Usage multiplied by 0.50% per annum; provided, during any period in which the Consolidated Leverage Ratio for which the applicable Pricing Certificate for the period ending as of the end of the first full Fiscal Quarter after the Closing Date has been delivered pursuant to subsection 6.1(iv) shall be less than 4.00:1.00, such percentage shall be 0.375% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

B. Other Fees. Company agrees to pay to Administrative Agent, Collateral Agent and Arrangers such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent, Collateral Agent and Arrangers, respectively.

2.4 Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranty.

A. Scheduled Payments of Term Loans. Company shall make principal payments on the Term Loans in installments on the last day of each Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2007 in an amount equal to 0.25% of the initial aggregate principal amount of the Term Loans; provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and provided, further, that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date, and the final installment payable by Company in respect of the Term Loans on such date shall be in an amount sufficient to repay all amounts owing by Company under this Agreement with respect to the Term Loans.

B. Prepayments and Reductions in Revolving Loan Commitment Amount.

(i) Voluntary Prepayments. Company may, upon written or telephonic notice to Administrative Agent on or prior to 12:00 Noon (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time, prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Company may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay the Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. All written notices delivered pursuant to this subsection 2.4B(i) shall be in the form of a Notice of Prepayment and all notices whether written or telephonic delivered pursuant to this subsection 2.4B(i) shall be irrevocable, and once given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that if notice is given in connection with the refinancing of the Loans with the proceeds of Indebtedness (other than the Loans) or in connection with a transaction that would result in a Change in Control and, in either case, such transaction does not close, such notice shall be revocable and the amounts specified therein shall not be due and payable except for any amounts payable as a result thereof pursuant to subsection 2.6D. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. The Notice of Prepayment shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Company’s notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share. Administrative Agent will promptly notify each Revolving Lender of such notice. Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4B(iv). All written notices delivered pursuant to this subsection 2.4B(ii) shall be in the form of a Notice of Prepayment, all notices, whether written or telephonic, delivered pursuant to this subsection 2.4B(ii) shall be irrevocable unless delivered in connection with a refinancing or a transaction that would result in a Change in Control and Company shall be bound to the termination or reduction of the Revolving Loan Commitments referenced in such notice.

(iii) Mandatory Prepayments. The Loans shall be prepaid in the amounts and under the circumstances (including the giving of the Notice of Prepayment and Officer’s Certificate required by subsection 2.4B(iii)(e)), set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv) and subsection 2.4D:

(a) Prepayments from Net Asset Sale Proceeds. No later than the third Business Day after the date of receipt by any Loan Party or any Subsidiary of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall (1) prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds less the amount reinvested pursuant to clause (2) below or (2) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, reinvest all or a portion of such Net Asset Sale Proceeds in equipment or other productive assets used in the business of any of the Loan Parties within 365 days of such date of receipt. In addition, Company shall, no later than 365 days after any Loan Party’s receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans in the full amount of all such Net Asset Sale Proceeds; provided that, if Company shall have contractually committed to reinvest any Net Asset Sale Proceeds during such 365 day period, Company shall have until the latter of (x) 365 days from the date of receipt of Net Asset Sale Proceeds and (y) 180 days from the date of such contractual commitment, to reinvest such Net Asset Sale Proceeds and Company shall make an additional prepayment of Loans, with any Net Asset Sale Proceeds not reinvested as of such date; provided further that, in the case of a disposition by a Foreign Subsidiary, to the extent that Company has determined in good faith that repatriation of any of or all the Net Asset Sale Proceeds of any disposition of a Foreign Subsidiary would have a material adverse tax consequence with respect to such Net Asset Sale Proceeds, the Net Asset Sale Proceeds so affected may be retained by the applicable Foreign Subsidiary so long as on or before the date on which any Net Asset Sale Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this subsection 2.4B(iii)(a), (x) Company applies an amount equal to such Net Asset Sale Proceeds to such reinvestments or prepayments as if such Net Asset Sale Proceeds had been received by Company rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Asset Sale Proceeds had been repatriated (or, if less, the Net Asset Sale Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Asset Sale Proceeds are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(b) Prepayments from Net Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by Administrative Agent or by any Loan Party or any Subsidiary of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans pursuant to the provisions of subsection 6.4C, Company shall (1) prepay the Loans in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds less the amount reinvested pursuant to clause (2) below or (2) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, reinvest such Net Insurance/Condemnation Proceeds in equipment or other productive assets used in the business of any of the Loan Parties, within 365 days of such date of receipt. In addition, Company shall, no later than 365 days after any Loan Party’s or any Subsidiary’s receipt of such Net Insurance/Condemnation Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans in the full amount of all such Net Insurance/Condemnation Proceeds; provided that, if Company shall have contractually committed to reinvest any Net Insurance/Condemnation Proceeds during such 365 day period, Company shall have until the latter of (x) 365 days from the date of receipt of Net Insurance/Condemnation Proceeds and (y) 180 days from the date of such contractual commitment to reinvest such Net Insurance/Condemnation Proceeds and Company shall make an additional prepayment of Loans with any Net Insurance/Condemnation Proceeds not reinvested as of such date.

(c) Prepayments Due to Issuance of Indebtedness. No later than the third Business Day after the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Holdings or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsection 7.1, Company shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds.

(d) Prepayments from Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2008), Company shall, no later than 90 days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow; provided that, so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, during any period in which the Consolidated Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to subsection 6.1(iv) calculating the Consolidated Leverage Ratio) shall be less than 4.50:1.00 but greater than or equal to 3.00:1.00, Company shall only be required to make the prepayments otherwise required hereby in an amount equal to 25% of such Consolidated Excess Cash Flow, and during any period in which the Consolidated Leverage Ratio shall be less than 3.00:1.00, Company shall no longer be required to make the prepayments otherwise required by this subsection 2.4B(iii)(d). Notwithstanding the foregoing, the amount of Loans required to be repaid pursuant to this clause (d) for any Fiscal Year shall be reduced on a dollar for dollar basis by the amount of optional prepayments of Loans made pursuant to subsection 2.4B during such Fiscal Year (or, without duplication of any amount which would reduce the amount of Loans required to be repaid pursuant to this clause (d) for the next Fiscal Year, any prepayments of Loans made pursuant to subsection 2.4B following the last day of such Fiscal Year and prior to that date of required prepayment pursuant to this clause (d) for such Fiscal Year).

(e) Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations. Company shall provide Administrative Agent with not less than one Business Day’s prior written notice by delivery of a Notice of Prepayment or prior telephonic notice promptly confirmed in writing by the delivery of a Notice of Prepayment, of any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(d). Such written or telephonic notice shall be irrevocable and Company shall be bound to make the mandatory prepayment referenced in such notice on the date indicated in such notice; provided that if notice is given in connection with the refinancing of the Loans with the proceeds of Indebtedness (other than the Loans) or in connection with a transaction that would result in a Change in Control and, in either case, such transaction does not close, such notice shall be revocable and the amounts specified therein shall not be due and payable. Administrative Agent shall promptly notify each Lender of such prepayment and of the amount of the prepayment proposed to be applied to such Lender’s Loans. Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(d), Company shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.

(f) Prepayments Due to Reductions of Revolving Loan Commitment Amount. Company shall from time to time prepay first the Swing Line Loans and second the Revolving Loans (and, after prepaying all Revolving Loans, Cash collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account) (x) in full, upon the occurrence of a Potential Event of Default or Event of Default arising from a breach of subsection 7.5 and (y) to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitment Amount then in effect. At such time as the Total Utilization of Revolving Loan Commitments shall be equal to or less than the Revolving Loan Commitment Amount or upon compliance with subsection 7.5, if no Event of Default has occurred and is continuing, to the extent any Cash collateral was provided by Company and has not been applied to any Obligations as provided in the Security Agreement, such amount may, at the request of Company, be released to Company.

(iv) Application of Prepayments.

(a) Application of Voluntary Prepayments. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable Notice of Prepayment; provided that all such voluntary prepayments shall, irrespective of any application specified by Company, be applied in the following priority to repay any amounts owing to (i) first, Swing Line Lender due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any Refunded Swing Line Loan pursuant to subsection 2.1A(iii)(b) or (B) purchase an assignment of an unpaid Swing Line Loan pursuant to subsection 2.1A(iii)(c), and (ii) second, Issuing Lenders due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any unreimbursed amounts of a drawing under a Letter of Credit pursuant to subsection 3.3B or (B) fund a participation in any such unreimbursed Letter of Credit drawing pursuant to subsection 3.3C; provided, further, that in the event Company fails to specify the Loans to which any such prepayment shall be applied, and funds remain after being applied in accordance with this subsection 2.4B(iv)(a), such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof, and third to repay outstanding Term Loans to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.4A, first, to the next four scheduled installments in direct order of maturity, and then second, to all such remaining installments on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each scheduled installment of principal of the Term Loans set forth in subsection 2.4A that is unpaid at the time of such prepayment.

(b) Application of Mandatory Prepayments of Type of Loans and the Scheduled Installments of Principal Thereof. Except as provided in subsection 2.4D, any amount required to be applied as a mandatory prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(e) shall be applied to prepay the Term Loans to the full extent thereof, second (but only if a Potential Event of Default or Event of Default shall have occurred and be continuing at the time of such prepayment obligation), to the extent of any remaining portion of such amount, to prepay the Swing Line Loans to the full extent thereof, third, to the extent of any remaining portion of such amount, to prepay the Revolving Loans to the full extent thereof (but without any permanent reduction in commitment). Any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.4A, first, to the next four scheduled installments in direct order of maturity, and then second, to all such remaining installments on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each scheduled installment of principal of the Term Loans set forth in subsection 2.4A that is unpaid at the time of such prepayment.

(c) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Considering Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

C. General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Account for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate principal and interest payments (including prepayments) in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares; provided that all payments in respect of Revolving Loans shall first be applied in the following priority to repay any amounts owing to (i) first, Swing Line Lender due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any Refunded Swing Line Loan pursuant to subsection 2.1A(iii)(b) or (B) purchase an assignment of an unpaid Swing Line Loan pursuant to subsection 2.1A(iii)(c), and (ii) second, Issuing Lenders due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any unreimbursed amounts of a drawing under a Letter of Credit pursuant to subsection 3.3B or (B) fund a participation in any such unreimbursed Letter of Credit drawing pursuant to subsection 3.3C. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsections 2.3 and 3.2. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next preceding Business Day.

D. Application of Proceeds of Collateral and Payments after Event of Default. Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent or Collateral Agent, whether from Company or any Guarantor or otherwise, and (b) all proceeds received by Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Collateral Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Collateral Agent, in each case in the following order of priority:

(i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent and Collateral Agent in connection therewith, and all amounts for which Administrative Agent and Collateral Agent are entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent and Collateral Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents in its capacity as Administrative Agent and Collateral Agent, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii) thereafter, pro rata to the payment of all other Obligations and obligations of Loan Parties under any Hedge Agreement between a Loan Party and a Swap Counterparty for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii) hereof) and to cash collateralize any outstanding Letters of Credit that have not been fully cash collateralized;

(iii) thereafter, to the Second Lien Collateral Agent, in accordance with the terms of the Intercreditor Agreement; and

(iv) thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

If any Letter of Credit which has been cash collateralized subsequently expires or is returned to the Letter of Credit Issuer partially or fully undrawn, any cash collateral held with respect to the undrawn portion of such Letter of Credit shall be returned to the Administrative Agent and applied in the order specified above.

2.5 Use of Proceeds.

A. Term Loans. The proceeds of the Term Loans shall be applied by Company to fund in part the Acquisition Financing Requirements.

B. Revolving Loans; Swing Line Loans. No Revolving Loans will be available to Company on the Closing Date to fund the Acquisition Financing Requirements. After the Closing Date, the proceeds of any Revolving Loans and any Swing Line Loans shall be applied by Company for working capital, capital expenditures and other general corporate purposes, which may include the making of intercompany loans to any of Company’s wholly-owned Subsidiaries, in accordance with subsection 7.1(iv), for their own general corporate purposes.

C. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6 Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

A. Determination of Applicable Interest Rate. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

B. Inability To Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law that would be complied with generally by similarly situated banks acting reasonably even though the failure to comply therewith would not be unlawful) or (ii) Administrative Agent is advised by the Requisite Lenders or the Requisite Class Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (the “Affected Lenders”) of making or maintaining their Loans for such Interest Period. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a

Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds but excluding any loss of anticipated profits) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a Notice of Prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

G. Eurodollar Rate Loans After Event of Default. After the occurrence of and during the continuation of an Event of Default, at the election of Administrative Agent or the Requisite Lenders, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Company.

2.7 Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i) subjects such Lender to any additional tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any of its obligations hereunder or thereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder or thereunder (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(ii) imposes, modifies or holds applicable, in the opinion of such Lender, any material reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

(iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder and any tax incurred or payable by such Lender as a result of the obligation of Company to pay such additional amounts. Company shall not be required to compensate a Lender pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than nine months prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within nine months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

B. Taxes.

(i) Payments To Be Free and Clear. Except as otherwise required by law, any and all payments by or on account of any obligation of any Loan Party under this Agreement and any other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

(ii) Grossing-up of Payments. If a Loan Party is required by law to make any deduction or withholding on account of any Indemnified Tax or Other Tax from any sum paid or payable by a Loan Party to Administrative Agent or any Lender under any of the Loan Documents:

(a) the applicable Loan Party shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the applicable Loan Party becomes aware of it;

(b) the applicable Loan Party shall make such deductions or withholdings and timely pay any such amount deducted to the relevant Government Authority when such amount is due, in accordance with applicable law;

(c) the sum payable by the applicable Loan Party shall be increased to the extent necessary to ensure that, after making the required deductions or withholdings (including deductions applicable to additional sums payable under this subsection 2.7B), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction or withholding been required or made; and

(d) within 30 days or, if not possible, as soon as reasonably practicable, after any payment of any Indemnified Tax or Other Tax, Company shall deliver to Administrative Agent the original or a certified copy of an official receipt issued by the relevant Government Authority evidencing such payment or other document reasonably satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii) Indemnification by Company. Company shall indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B) payable by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability, including a copy of the receipt or other reasonably satisfactory evidence of its demand, delivered to Company by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Company shall not be obligated to make payment to the Administrative Agent or a Lender pursuant to this Section 2.7B(iii) in respect of any penalties, “excess” interest (i.e., interest in excess of the applicable U.S. federal underpayment rate(s)) or expenses attributable to any Indemnified Taxes or Other Taxes, to the extent such penalties, excess interest or expenses would not have been imposed or incurred but for (i) the failure of the Administrative Agent or such Lender to notify the Company within 180 days after the Administrative Agent or such Lender actually receives notice of the imposition of such taxes or (ii) the gross negligence or willful misconduct of the Administrative Agent or such Lender.

(iv) Tax Status of Lenders. Unless not legally entitled to do so:

(a) any Foreign Lender shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by Company or Administrative Agent as will enable Company or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(b) any Foreign Lender that is entitled to an exemption from or reduction of withholding of any Indemnified Tax with respect to payments hereunder or under any other Loan Document shall deliver to Company (with a copy to Administrative Agent), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter if reasonably requested by Company or Administrative Agent), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(c) without limiting the generality of the foregoing, any Foreign Lender shall deliver to Company and Administrative Agent (in such number of original copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter if reasonably requested by Company or Administrative Agent), whichever of the following is applicable:

(1) properly completed and duly executed original copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income Tax treaty to which the United States is a party,

(2) properly completed and duly executed original copies of Internal Revenue Service Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption “portfolio interest” under Section 881(c) of the Internal Revenue Code, (a) a duly executed certificate to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder, within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, of Company or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code and (b) properly completed and duly executed original copies of Internal Revenue Service Form W-8BEN, or

(4) properly completed and duly executed original copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax, together with such supplementary documentation as may be prescribed by applicable law to permit Company and Administrative Agent to determine the withholding or deduction required to be made, if any;

(d) without limiting the generality of the foregoing, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Administrative Agent and Company (in such number of original copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable (and from time to time thereafter, if reasonably requested by Company or Administrative Agent):

(1) any duly executed and properly completed original copies of the forms and statements required to be provided by such Foreign Lender under clause (c) of subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of United States federal withholding tax, and

(2) original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender;

(e) without limiting the generality of the foregoing, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Company and Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to Company and Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of Company or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9; and

(f) without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, that such Lender shall promptly (1) deliver to Administrative Agent and Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in United States federal withholding tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

(v) If Administrative Agent, a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes with respect to which Company has paid additional amounts pursuant to this Section, it shall pay to Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Company under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Government Authority with respect to such refund); provided that Company, upon the request of Administrative Agent or such Lender agrees to repay the amount paid over to Company (plus any penalties, interest or other charges imposed by the relevant Government Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Government Authority; provided that in no event will the Administrative Agent nor any Lender be required to return any portion of a refund that would place such party in a worse net after Tax position than if the Indemnified Tax or Other Tax giving rise to such refund had never been imposed in the first instance. Nothing contained in this Section shall require Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential to Company or any other person.

(vi) If Company determines in good faith that a reasonable basis exists for contesting an Indemnified Tax or Other Tax with respect to which Company has paid an additional or indemnification amount under this Section, Administrative Agent or the applicable Lender shall cooperate with Company (but shall have no obligation to disclose any confidential information, unless reasonably satisfactory arrangements have been made to preserve the confidential nature of such information) in challenging such Indemnified Tax or Other Tax at Company’s expense if requested by Company; provided that the Administrative Agent or applicable Lender shall have no obligation to cooperate under this clause (vi) if such party reasonably determines that such cooperation (or challenge) would be materially disadvantageous to such party (it being understood and agreed that none of Administrative Agents or any Lender shall have any obligation to contest, or any responsibility for contesting any Tax).

(vii) Payment of Other Taxes by Company. Without limiting the other provisions of subsection 2.7B, Company shall timely pay any Other Taxes to the relevant Government Authorities in accordance with applicable law.

C. Capital Adequacy Adjustment. If any Lender shall have determined in good faith that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction, increased to the extent necessary to take into account any tax incurred or payable by such Lender as a result of the obligation of Company to pay such additional amounts. Company shall not be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than nine months prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within nine months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

2.8 Statement of Lenders; Obligation of Lenders and Issuing Lenders To Mitigate.

A. Statements. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement but such Lender shall not be required to disclose any confidential or proprietary information therein, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B. Mitigation. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced, and (ii) as determined by such Lender or Issuing Lender in its reasonable discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Company agrees to pay all reasonable incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

2.9 Replacement of a Lender.

If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected and which receives the consent of Requisite Lenders or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.8A and/or is unwilling to consent to such amendment, modification or waiver, and/or is unwilling to remedy its default upon 10 days prior written notice to the Subject Lender and Administrative Agent, Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent by Company or such assignee, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (not to be unreasonably withheld or delayed) (if required) and the receipt by Administrative Agent of an Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender) and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments. For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 2.9 shall include only those Loans and Commitments that constitute the Obligations directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent. A Lender that has assigned its Loans and Commitments pursuant to this subsection 2.9 shall continue to be entitled to the benefits of subsections 2.6, 2.7 and 2.8 with respect to the periods during which such Person was a Lender.

Section 3. LETTERS OF CREDIT

3.1 Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A. Letters of Credit. Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 10th Business Day prior to the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Letters of Credit payable on a sight basis for the account of Company for the general corporate purposes of Company or a Subsidiary of Company. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Revolving Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

(i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

(ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $5,000,000;

(iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) 10 Business Days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further, that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

(iv) any Standby Letter of Credit issued for the purpose of supporting trade payables;

(v) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (1) the date which is 10 Business Days prior to the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or

(vi) any Letter of Credit denominated in a currency other than Dollars.

B. Mechanics of Issuance.

(i) Request for Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Request for Issuance no later than 12:00 Noon (New

York City time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance. In furtherance of the provisions of subsection 10.8, and not in limitation thereof, Company may submit Requests for Issuance by telefacsimile and Administrative Agent and Issuing Lenders may rely and act upon any such Request for Issuance without receiving an original signed copy thereof. No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such demand for payment is required to be presented is located) on which such demand for payment is presented if such presentation is made after 10:00 a.m. (in the time zone of such office of the Issuing Lender) on such business day.

Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Issuance.

(ii) Determination of Issuing Lender. Upon receipt by Administrative Agent of a Request for Issuance pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, in the event Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, and Administrative Agent shall be the Issuing Lender with respect thereto. In the event that Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, whereupon Company may request any other Revolving Lender to issue such Letter of Credit by delivering to such Revolving Lender a copy of the applicable Request for Issuance. Any Revolving Lender so requested to issue such Letter of Credit shall promptly notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Revolving Lender that so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto. In the event that all other Revolving Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of Administrative Agent not to issue such Letter of Credit, Administrative Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent’s outstanding Revolving Loans and Swing Line Loans, may exceed the amount of Administrative Agent’s Revolving Loan Commitment then in effect.

(iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.

(iv) Notification to Revolving Lenders. Upon the issuance of or amendment to any Standby Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing. Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender’s respective participation in such Standby Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment. In the case of Commercial Letters of Credit, in the event that Issuing Lender is other than Administrative Agent, such Issuing Lender will send by facsimile transmission to Administrative Agent, promptly upon the first Business Day of each week, a report of its daily aggregate maximum amount available for drawing under Commercial Letters of Credit for the previous week. Administrative Agent shall notify each Revolving Lender in writing on a quarterly basis of the contents thereof.

C. Revolving Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder

3.2 Letter of Credit Fees.

Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to the greater of (X) $500 per annum and (Y) 0.125% per annum of the daily amount available to be drawn under such Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable Eurodollar Rate Margin for Revolving Loans plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of each of March, June, September and December of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

(ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) of this subsection 3.2, (1) the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination and (2) any amount described in such clauses which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination (such date to be determined at the discretion of Administrative Agent and/or the applicable Issuing Lender). Promptly upon receipt by Administrative Agent of any amount described in clause (i)(b) of this subsection 3.2, Administrative Agent shall distribute to each Revolving Lender its Pro Rata Share of such amount.

3.3 Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A. Responsibility of Issuing Lender with Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B. Reimbursement by Company of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars (which amount, in the case of a payment under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate thereof) or, at the option of such Issuing Lender, in the case of a Letter of Credit denominated in a currency other than Dollars, in such other currency and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars (which amount, in the case of a payment under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate thereof) equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment; and provided, further, that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i) Payment by Revolving Lenders. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount (calculated, in the case of a payment under a Letter of Credit denominated in a currency other than Dollars, by reference to the applicable Exchange Rate thereof) equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent, who shall notify each other Revolving Lender of the unreimbursed amount of such honored drawing and of such other Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share. Each Revolving Lender (other than such Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars and in same day funds, at the Funding and Payment Account, not later than 12:00 Noon (New York City time) on the first Business Day after the date notified by Administrative Agent and Administrative Agent shall make available to such Issuing Lender in Dollars in same day funds, at the office of such Issuing Lender on such Business Day, the aggregate amount of the participation payments so received by Administrative Agent. In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Federal Funds Effective Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from any Issuing Lender any amounts made available to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which such participation payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(ii) Distribution to Lenders of Reimbursements Received from Company. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or such Issuing Lender thereafter receives any payments from Company in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by such Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by such Issuing Lender from Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

D. Interest on Amounts Paid Under Letters of Credit.

(i) Payment of Interest by Company. Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by any Issuing Lender, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii) Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute to (x) each Revolving Lender (including the Revolving Lender that paid such drawing, out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the applicable Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit and (y) such Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to the immediately preceding clause (x), and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving

Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

E. Cash Collateralization. If Administrative Agent notifies Company at any time that the Letter of Credit Usage at such time exceeds 100% of the sublimit for Letters of Credit specified in subsection 3.1A(ii), then, within five Business Days after receipt of such notice, Company shall deposit in the Collateral Account established pursuant to the Security Agreement an amount equal to the amount by which the Letter of Credit Usage exceeds such sublimit, which amount shall constitute Collateral and be subject to the provisions of the Security Agreement. At such time as the Letter of Credit Usage shall be equal to or less than such sublimit, if no Event of Default has occurred and is continuing, such amount may, at the request of Company, be released to Company.

3.4 Obligations Absolute.

The obligation of Company to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

(vi) any breach of this Agreement or any other Loan Document by any party thereto;

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5 Nature of Issuing Lenders’ Duties.

A. As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

Section 4. CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction or waiver of the following conditions.

4.1 Conditions to the Initial Credit Extensions.

The obligations of Lenders to make the initial Term Loans on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction or waiver of the following conditions:

A. Loan Party Documents. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Administrative Agent the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization, dated a recent date prior to the Closing Date;

(ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; and

(iv) Executed Loan Documents to which such Person is to be a party on the Closing Date.

B. Fees. Company shall have paid to Administrative Agent the fees payable on the Closing Date referred to in subsection 2.3.

C. Performance of Agreements. Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date.

D. Financial Statements; Projections. Each Arranger and the Lenders shall have received (1) the Section 6.12(b) Statements (as defined in the Merger Agreement) for Target’s 2006 fiscal year, (2) unaudited consolidated balance sheets and related statements of income and cash flows of Target and its Subsidiaries (which (x) need not include any information or notes not required by GAAP to be included in interim financial statements, (y) are subject to normal year-end adjustments and (z) need not have been reviewed by Target’s independent auditing firm as provided in Statement on Auditing Standards No. 100) for each fiscal quarter of Target ended after the close of its most recent fiscal year for which financial statements are provided pursuant to the preceding clause (1) and at least 45 days prior to the Closing Date, (3) pro forma consolidated balance sheets and related statements of income of Company and its Subsidiaries (including Target) for the Fiscal Year described in clause (1) above, and for any quarters ended thereafter for which unaudited financial statements are required to be delivered pursuant to clause (2) above, in each case prepared as if the transactions contemplated by this Agreement had been consummated on the last day of the respective period (in the case of balance sheets) or on the first day of the respective period (in the case of income statements) covered thereby, and (4) detailed projected consolidated financial statements of Company and its Subsidiaries for the five Fiscal Years ended after the Closing Date, which projections shall (x) reflect the forecasted consolidated financial condition of Company and its Subsidiaries after giving effect to the transactions contemplated by this Agreement and the related financing thereof and (y) be prepared and approved by Company. It is understood and agreed that the unaudited financial statements required to be delivered pursuant to this subsection 4.1D shall be subject to the Restatement and Related Matters and any impact that any such matters may have on the information set forth in such financial statements except to the extent that any such financial statements are delivered after the date Target has filed with the Securities Exchange Commission restated audited financial statements for its fiscal years ended December 31, 2000 through December 31, 2006.

E. Opinions of Counsel to Loan Parties. Lenders shall have received copies of one or more written opinions of O’Melveny & Myers LLP, counsel for the domestic Loan Parties, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit IX annexed hereto (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

F. Solvency Certificates. On the Closing Date, Administrative Agent and Lenders shall have received an Officer’s Certificate of Company dated the Closing Date, substantially in the form of Exhibit XI annexed hereto.

G. Evidence of Insurance. Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence reasonably satisfactory to it of Company’s insurance.

H. Equity Contributions and Commitments. Company shall have received directly or indirectly from the Investors the full amount of the Equity Contributions. One of the Vector Entities shall have executed and delivered to Administrative Agent the Vector Equity Commitment Letter.

I. Security Interests in Personal and Mixed Property. Company shall have caused the following actions to be taken:

(i) Stock Certificates and Instruments. Delivery to Collateral Agent (or its bailee) of (a) certificates, if any (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank), representing all certificated Capital Stock pledged pursuant to the Security Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate) evidencing any Collateral and required to be delivered under the Security Agreement;

(ii) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of UCC financing statements and fixture filings and judgment and tax lien filings reasonably required by Administrative Agent and (b) duly completed UCC termination statements reasonably requested by Administrative Agent;

(iii) UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of duly completed UCC financing statements in appropriate form with respect to each Loan Party;

(iv) Intellectual Property Filings, etc. Delivery to Administrative Agent of all documents or instruments to be filed with any IP Filing Office reasonably requested by Administrative Agent in order to create or perfect Liens in respect of any IP Collateral, together with releases duly executed (if necessary) of security interests by all applicable Persons for filing in all applicable jurisdictions as may be reasonably requested by Administrative Agent in order to terminate any effective filings in any IP Filing Office in respect of any IP Collateral; and

(v) Security Agreement Documents. Delivery to Administrative Agent of all other documents required to be delivered pursuant to the Security Agreement.

J. Matters Relating to Existing Indebtedness of Company and Its Subsidiaries. On the Closing Date substantially concurrent with the borrowing of the initial Term Loans hereunder, Holdings, Company and its Subsidiaries shall have (a) repaid in full all Existing Indebtedness to Be Repaid, if any, (b) terminated any commitments to lend or make other extensions of credit thereunder, and (c) delivered to Administrative Agent all documents or instruments reasonably requested by Administrative Agent in order to release all Liens securing Indebtedness or other obligations of Company and its Subsidiaries thereunder.

K. Related Agreement and Merger Documents. Administrative Agent shall have received (or there shall be arrangements satisfactory for Administrative Agent to receive) a fully executed or conformed copy of the Related Agreement and each Merger Document and any documents executed in connection therewith requested by Administrative Agent, and the Related Agreement and Merger Document shall be in full force and effect and no provision thereof shall have been modified or waived in any manner materially and adverse to the interests of the Lenders, in each case without the consent of Lenders.

L. Consummation of Acquisition, Tender Offer and Merger.

(i) There has not occurred since June 30, 2006 a Merger MAC;

(ii) On or prior to the Closing Date, the Tender Offer shall have been consummated, with shares of common stock of Target sufficient to satisfy the “Minimum Condition” (as defined in the Offer to Purchase) having been validly tendered and accepted in the Tender Offer and, if such shares tendered represent less than 90% of the voting power of such common stock entitled to vote in the election of directors, Merger Sub shall have been issued such additional shares of such common stock pursuant to exercise of the Top-Up Option (as defined in the Merger Agreement) such that Merger Sub shall have acquired shares representing 90% or more of the voting power of such common stock entitled to vote in the election of directors;

(iii) On the Closing Date, the Merger shall have become effective, or substantially simultaneously with the making of the initial Loan under this Agreement shall become effective, in accordance with the terms of the Merger Agreement, the Certificate of Merger and the laws of the State of Delaware; and

(iv) Administrative Agent shall have received an Officer’s Certificate of Company to the effect set forth in clauses (i)-(iii) above.

M. Second Lien Credit Agreement and Intercreditor Agreement. Concurrently with the initial borrowings hereunder, the Second Lien Credit Agreement and the Intercreditor Agreement shall be fully executed and delivered, and not less than $125,000,000 shall be borrowed under the Second Lien Credit Agreement, to be applied, along with the proceeds of the Loans hereunder, to fund the Acquisition Financing Requirements.

N. Patriot Act Compliance. Administrative Agent and the Lenders shall have received all documentation and other information reasonably requested by them under the applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

O. Margin Regulations. All extensions of credit pursuant to this Agreement (and all guaranties thereof and security therefor), as well as the other transactions contemplated by this Agreement and the consummation thereof, shall be in compliance with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board.

4.2 Conditions to All Loans.

The obligation of each Lender to make its Loans on each Funding Date is subject to the following further conditions precedent:

A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

B. As of that Funding Date:

(i) if the Funding Date is the Funding Date of the initial Loans, (a) the Specified Representations shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, for purposes of this condition and (b) the representations of Target in the Merger Agreement that are material to the interests of the Lenders and solely to the extent to which Company has the right to terminate its obligations as a result of the breach thereof, are true and correct as of the Closing Date, as though made on and as of the Closing Date.

(ii) if the Funding Date is the Funding Date of Loans other than the initial Loans, the representations and warranties contained herein (other than the representations and warranties contained in subsection 5.8) and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, for purposes of this condition; and

(iii) no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default.

4.3 Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made and the conditions to the initial Loans set forth in subsection 4.1 shall have been satisfied or waived.

B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, each of Holdings and Company represents and warrants to each Lender:

5.1 Organization, Powers, Corporate Structure, Qualification, Good Standing, Business and Subsidiaries.

A. Organization, Powers and Corporate Structure. Company is a corporation and Holdings is a limited liability company, each duly organized, validly existing and in good standing under the laws of the State of Delaware. Company and Holdings have all requisite power and authority to own and operate their respective properties, to carry on their business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the Related Agreement to which they are a party and to carry out the transactions contemplated thereby. As of the Closing Date, the corporate organizational structure of Holdings, Company and their Subsidiaries after giving effect to the Merger is set forth on Schedule 5.1.

B. Qualification and Good Standing. Holdings and Company are qualified to do business and in good standing in every jurisdiction wherever necessary to carry out their business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

C. Conduct of Business. Holdings, Company and their Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.9.

D. Subsidiaries. All of the Subsidiaries of Company and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xiv). The Capital Stock of each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued and does not constitute Margin Stock. No material assessment with respect to any Capital Stock owned by any Loan Party is outstanding that has not been disclosed to Administrative Agent. Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented), other than the Inactive Subsidiaries, is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

E. Inactive Subsidiaries. Each of the Subsidiaries identified on Schedule 5.1 annexed hereto as “Inactive Subsidiaries” (“Inactive Subsidiaries”) is an Immaterial Subsidiary, is not the owner of any registered United States Intellectual Property or any application therefor, and does not conduct any activity other than those incidental to such Inactive Subsidiary’s existence and, except as set forth on Schedule 5.1, holding Capital Stock of other Inactive Subsidiaries.

5.2 Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents and the Related Agreement have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreement to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Related Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent on behalf of Secured Parties and Liens created pursuant to the Second Lien Credit Agreement securing Second Lien Indebtedness), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and except, in the case of clauses (i) through (iv), to the extent such violation, conflict, Lien or failure to obtain such approval or consent could not reasonably be expected to result in a Material Adverse Effect.

C. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreement to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Related Agreement do not and will not require any Governmental Authorization, except as have been obtained or where the failure to obtain could not reasonably be expected to result in a Material Adverse Effect.

D. Binding Obligation. Each of the Loan Documents and the Related Agreement has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3 Financial Condition.

Company has heretofore delivered to Lenders, at Lenders’ request, (i) the unaudited consolidated balance sheet of Company and its Subsidiaries for Fiscal Year 2006 and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, (ii) the unaudited consolidated balance sheet of Company and its Subsidiaries for the Fiscal Quarters ended March 31, June 30, September 30 and December 31, 2006, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for each such Fiscal Quarter, and (iii) the other financial statements and information described in subsection 4.1D. Except as described on Schedule 5.3, all such statements consisting of historical financial information were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended; provided, that such unaudited financial statements, (A) do not include any information or notes not required by GAAP to be included in interim financial statements, (B) in the case of such quarterly financial statements are subject to normal year-end adjustments (which are not expected to be material), (C) need not have been reviewed by Company’s independent accounting firm as provided in Standards No. 100 or include information described in Item 303 or Item 305 of Regulation S-K of the Securities Act with respect to quarterly periods to the extent such information would otherwise be required to be filed in a quarterly report on Form 10-Q, and (D) are subject to the effects of the Restatement and Related Matters. Except as described on Schedule 5.3 and the Company Disclosure Schedule (as defined in the Merger Agreement) and subject to the Restatement and Related Matters, Company and its Subsidiaries have no liabilities or obligations which are not described on the latest of such historical financial statements, except for liabilities or obligations which could not reasonably be expected to have a Material Adverse Effect.

5.4 No Material Adverse Change.

Since June 30, 2006, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.

5.5 Title to Properties; Liens; Real Property; Intellectual Property.

A. Title to Properties; Liens. Holdings and its Subsidiaries (i) have good, sufficient and legal title to (in the case of fee interests in real property), (ii) have valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) own or have rights in (in the case of all other personal property), all of their respective material properties and assets, except for any defects therein which do not have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B. Real Property. As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder except for any default that could not reasonably be expected to result in a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles) except where any lack of validity of enforceability of such agreement against such Loan Party could not reasonably be expected to result in a Material Adverse Effect.

C. Intellectual Property. Except as set forth in Schedule 5.5C annexed hereto, as of the Closing Date, Holdings and its Subsidiaries own or have the right to use all Intellectual Property used in the conduct of their business as currently conducted, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 5.5C annexed hereto, no claim has been asserted and is pending by any Person against Holdings or any of its Subsidiaries challenging or questioning the use of any such Intellectual Property or the validity of any such Intellectual Property, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 5.5C annexed hereto, to the knowledge of Holdings, the use of such Intellectual Property by Holdings and its Subsidiaries does not infringe on the rights of any Person, except for such infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.6 Litigation; Adverse Facts.

Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Holdings, threatened against or affecting Holdings or any of its Subsidiaries or, to the knowledge of Holdings, any property of Holdings or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 5.6 annexed hereto, neither Holdings nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7 Payment of Taxes.

A. All Tax returns of Holdings, Company and each of their respective Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other Taxes that are due and payable by each such entity have been timely paid, and each such entity has made adequate provisions in accordance with GAAP for taxes not yet due and payable, except for those failures to do any of the foregoing which could not, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. None of Holdings, Company nor any of their respective Subsidiaries are aware of any proposed Tax assessments that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Holdings, Company and each of their respective Subsidiaries have complied with all their withholding Tax obligations, except for those failures to do so which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

B. None of Holdings, Company nor any of their respective Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Internal Revenue Code or within the meaning of Section 6111(c) or Section 6111(d) of the Internal Revenue Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.8 Merger Document Representations.

The representations in the Merger Agreement that (A) are material to the interests of the Lenders and solely to the extent that Holdings has the right to terminate its obligations as a result of the breach thereof, are true and correct as of the date of the Merger Agreement and as of the Closing Date, as though made on and as of the Closing Date, and (B) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Merger MAC.

5.9 Governmental Regulation.

Neither Holdings nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10 Securities Activities.

Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

5.11 Employee Benefit Plans.

A. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except in each case for failures which could not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a determination letter from the

Internal Revenue Service that the plan is so qualified, and to the best of Holdings’ knowledge the plan has not been operated in any way that would result in the plan no longer being so qualified, except in each case where failures could not reasonably be expected to result in a Material Adverse Effect.

B. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

C. The accumulated postretirement benefit obligation of health and welfare benefits for retired and former employees of Holdings, its Subsidiaries and any of their ERISA Affiliates, as defined by Statement of Financial Accounting Standards 106, could not reasonably be expected to result in a Material Adverse Effect.

D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), could not reasonably be expected to result in a Material Adverse Effect.

E. Except as set forth on Schedule 5.11E, as of the Closing Date neither Holdings, its Subsidiaries nor any of their ERISA Affiliates contribute to, or within the past six years has been obligated to contribute to, any Multiemployer Plan. Neither Holdings, its Subsidiaries nor any of their ERISA Affiliates has any potential liability for withdrawal from a Multiemployer Plan within the meaning of Section 4203 of ERISA that could reasonably be expected to result in a Material Adverse Effect.

F. Except as could not reasonably be expected to result in a Material Adverse Effect, as of the date hereof, Holdings and its Subsidiaries have made full payment when due of all required contributions to any Foreign Plan.

5.12 Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13 Environmental Compliance.

(i) Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii) Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that could reasonably be expected to result in a Material Adverse Effect;

(iii) There are and, to Holdings’ knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(iv) Neither Holdings nor any of its Subsidiaries nor, to Holdings’ knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating material Hazardous Materials treatment activity at any Facility that would reasonably be expected to result in a Material Adverse Effect; and

(v) Compliance with all current Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.14 Employee Matters.

There is no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.15 Solvency.

Holdings and its Subsidiaries on a consolidated basis are and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.16 Matters Relating to Collateral.

A. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Collateral Agent for the benefit of the Secured Parties pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents and except as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities.

B. Margin Regulations. The pledge of the Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

C. Mortgages. Each Additional Mortgage, if any, is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable First Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Additional Mortgaged Properties thereunder and the proceeds thereof, and when such First Priority Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of subsection 6.9), the Additional Mortgages shall constitute fully perfected First Priority Liens on, and First Priority security interests in, all right, title and interest of the Loan Parties in the Additional Mortgaged Properties and the proceeds thereof.

5.17 Disclosure.

No representation or warranty made by Holdings or any of its Subsidiaries in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement, when taken as a whole, and excluding any projected financial information or general industry data contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.18 Second Lien Credit Agreement.

A. Delivery. Company has delivered to Administrative Agent complete and correct copies of the Second Lien Credit Agreement, all exhibits and schedules thereto as of the date hereof, and all “Loan Documents” as defined therein.

B. Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Loan Party in the Second Lien Credit Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates).

5.19 Insurance.

Schedule 5.19 sets forth a true, complete and correct description of all insurance maintained by the Holdings and its Subsidiaries as of the Closing Date. All insurance maintained by Holdings and its Subsidiaries is in full force and effect, all premiums have been duly paid, neither Holdings nor any of its Subsidiaries has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement except in each case where failures could not reasonably be expected to result in a Material Adverse Effect. Each of Holdings and its Subsidiaries has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 6. COMPANY’S AFFIRMATIVE COVENANTS

Holdings and Company covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Holdings and Company shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 6.

6.1 Financial Statements and Other Reports.

Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver (which delivery, subject to subsection 10.8, may be made electronically) to Administrative Agent (which Administrative Agent shall promptly distribute to the Lenders):

(i) Events of Default, etc.: promptly upon any Officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, or (c) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and (b) a written analysis or narrative report describing the operations of Company and its Subsidiaries in form to be agreed upon by Administrative Agent and Company and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter; provided that, prior to the delivery of the audited year-end financial statements for Fiscal Year 2006, the financial statements provided for in this clause (ii) shall be subject to the Restatement and Related Matters;

(iii) Year-End Financials: (A) in the case of such financial statements for Fiscal Year 2006, as soon as available by exercise of commercially reasonable efforts by Company and its Subsidiaries, (B) in the case of such financial statements for Fiscal Year 2007, as soon as available and in any event no later than the later of (x) 120 days after the end of such Fiscal Year and (y) the date on which such financial statements have been delivered for Fiscal Year 2006, and (C) in the case of such financial statements for Fiscal Year 2008 and any Fiscal Year thereafter, as soon as available and in any event within 90 days after the end of such Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year (provided that, for the purposes of such comparison only, in the case of Fiscal Year 2007, such figures shall not include purchase accounting adjustments) and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a written analysis or narrative report describing the operations of Company and its Subsidiaries in form reasonably satisfactory to Administrative Agent, and (c) in the case of such consolidated financial statements, a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Company, which report shall be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iv) Pricing and Compliance Certificates: together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, as applicable; in addition, on or before the 45th day following the end of each Fiscal Quarter, a Pricing Certificate demonstrating in reasonable detail the calculation of the Consolidated Leverage Ratio as of the end of the four-Fiscal Quarter period then ended;

(v) Reconciliation Statements: if, as a result of any material change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries, delivered pursuant to subdivisions (ii), (iii) or (xii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences

(including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.5) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi) Accountants’ Certification: together with each delivery of consolidated financial statements pursuant to subdivision (iii) above, to the extent generally available from Company’s independent certified public accountants, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the normal course of their audit examination and such statements may be limited to the extent required by accounting rules or guidelines, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

(vii) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(viii) SEC Filings and Press Releases: At any time after consummation of an IPO, promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

(ix) Litigation or Other Proceedings: promptly upon any Officer of Company obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in any case:

(x) if adversely determined, has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect; or

(y) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Acquisition, the Tender Offer, the Merger, or the making of the Loans hereunder or under the Second Lien Credit Agreement;

written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(x) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that, alone, or together with any other ERISA Events, could reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xi) ERISA Notices: with reasonable promptness, copies of such documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(xii) Financial Plans: as soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year and (b) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based;

(xiii) Insurance: as soon as practicable after any material change in insurance coverage maintained by Company and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

(xiv) New Subsidiaries: together with each delivery of the Officer’s Certificate and Compliance Certificate pursuant to subsection 6.1(iv), with respect to any Person becoming a Subsidiary of Company since the date of the immediately preceding Officer’s Certificate and Compliance Certificate delivered pursuant to subsection 6.1(iv), a written notice setting forth (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

(xv) Second Lien Credit Agreement: promptly upon execution and delivery thereof, copies of any material amendment, restatement, supplement or other modification to or waiver of the Second Lien Credit Agreement or collateral documents related thereto entered into after the date hereof;

(xvi) Patriot Act, etc.: with reasonable promptness, information to confirm compliance with the representations contained in subsection 5.18 reasonably requested by any Lender through Administrative Agent;

(xvii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender; and

(xviii) Net Asset Sale Proceeds and Net Insurance/Condemnation Proceeds: at the time of delivery of the financial statements referred to in clauses (ii) and (iii) above, a brief description of any event giving rise to the receipt of Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds by Company, Holdings or their Subsidiaries and a statement describing the general proposed application of such proceeds.

6.2 Existence, etc.

Except as permitted under subsection 7.6 and except for Inactive Subsidiaries (but subject to subsection 6.13), Holdings and Company each will, and will cause each of their respective Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1 and all rights and franchises to its business; provided, however, that neither Company, Holdings nor any of their Subsidiaries shall be required to preserve any such right or franchise where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.3 Payment of Taxes and Claims; Tax.

Except to the extent failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Company and Holdings will, and will cause each of their Subsidiaries to, (a) pay all Taxes, that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax need be paid if it is being contested in good faith, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of such a Tax which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim, and (b) timely file all of its Tax returns.

6.4 Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds.

A. Maintenance of Properties. Except to the extent failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Company and Holdings will, and will cause each of their Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty or condemnation events excepted, all properties used or useful in the business of Company, Holdings and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof in the ordinary course of business. Except to the extent failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Company and Holdings will, and will cause each of their Subsidiaries to, maintain the registrations and applications for registrations of the Intellectual Property owned by Company, Holdings or their Subsidiaries.

B. Insurance. Company and Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company, Holdings and their Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company and Holdings will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as shall be customary for corporations similarly situated in the industry. Each such policy of insurance shall (a) name Collateral Agent for the benefit of Secured Parties as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent for the benefit of Secured Parties as the loss payee thereunder for any covered loss and provides for at least 30 days prior written notice to Collateral Agent of any modification or cancellation of such policy. In connection with the renewal of each such policy of insurance, Company promptly shall deliver to Collateral Agent a certificate from Company’s insurance broker or other evidence satisfactory to Collateral Agent that Collateral Agent on behalf of Secured Parties has been named as additional insured and/or loss payee thereunder.

C. Application of Net Insurance/Condemnation Proceeds. Upon receipt by Holdings or any of its Subsidiaries or by Collateral Agent as loss payee of any Net Insurance/Condemnation Proceeds:

(i) so long as no Event of Default shall have occurred and be continuing, Collateral Agent, if it received such Net Insurance/Condemnation Proceeds, shall deliver them to Company, and Company or Holdings shall, or shall cause one or more of their Subsidiaries to, apply any such Net Insurance/Condemnation Proceeds to reinvest in assets in accordance with subsection 2.4B, and to the extent not so applied within the time periods set forth in subsection 2.4B, if such Net Insurance/Condemnation Proceeds not so applied exceed $10,000,000, to prepay the Loans as provided in subsection 2.4B; and

(ii) if at any time an Event of Default shall have occurred and be continuing, Collateral Agent, if it holds such Net Insurance/Condemnation Proceeds, is hereby authorized by Company to, and Company or Holdings, if it or one of their Subsidiaries holds such Net Insurance/Condemnation Proceeds, shall, apply such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsection 2.4B and subsection 2.4D.

6.5 Inspection Rights; Lender Meeting.

A. Inspection Rights. Company and Holdings shall, and shall cause each of their Subsidiaries to, permit any authorized representatives designated by any Secured Party (on a coordinated basis) to visit and inspect any of the properties of Company, Holdings or of any of their Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours up to one time per year or at any time or from time to time following the occurrence and during the continuation of an Event of Default.

B. Lender Meeting. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s principal offices (or at such other location as may be agreed to by Company and Administrative Agent) or by conference call at such time as may be agreed to by Company and Administrative Agent (it being understood that, notwithstanding anything to the contrary contained in this Agreement, Company shall not be required to reimburse any Lender for its cost of attending any such meeting).

6.6 Compliance with Laws, etc.

Company and Holdings shall comply, and shall cause each of their Subsidiaries and use reasonable efforts to cause all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.7 Environmental Matters.

A. Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:

(i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all final environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Government Authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii) Notice of Certain Releases, Remedial Actions, etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any material Release required to be reported to any Government Authority under any applicable Environmental Laws, (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (c) Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws.

(iii) Written Communications Regarding Environmental Claims, Releases, etc. As soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (b) any material Release required to be reported to any Government Authority.

(iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (1) cause Company or any of its Subsidiaries to incur an Environmental Claim that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) cause the Holdings or any of its Subsidiaries to be unable to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Holdings or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

B. Company’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i) Remedial Actions Relating to Hazardous Materials Activities. Company and Holdings shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of their Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws which violation could reasonably be expected to have a Material Adverse Effect or that presents a risk arising from an Environmental Claim that could reasonably be expected to result in a Material Adverse Effect, provided, however, that Company shall not be precluded from contesting in good faith any such alleged violation of Environmental Law or Environmental Claim.

(ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Company and Holdings shall promptly take, and shall cause each of their Subsidiaries promptly to take, any and all actions necessary to (i) cure any material violation of applicable Environmental Laws by Holdings or its Subsidiaries and (ii) make an appropriate response to any Environmental Claim against Holdings or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, provided, however, that Company shall not be precluded from contesting in good faith any such alleged violation of Environmental Law or Environmental Claim.

6.8 Execution of Guaranty and Personal Property Collateral Documents After the Closing Date.

A. Execution of Guaranty and Personal Property Collateral Documents. In the event that (x) any Person becomes a Domestic Subsidiary of Company after the date hereof or (y) with respect to any Inactive Subsidiary which is not dissolved or merged with a Loan Party with such Loan Party surviving within 60 days of the Closing Date, Company will promptly notify (and, in any event, within 30 days) Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Guaranty and Security Agreement and promptly thereafter (and, in any event, within 45 days unless Administrative Agent shall have consented to a longer period in its sole discretion) take all actions to perfect the Collateral Agent’s security interest in all assets of such Domestic Subsidiary pledged under the Security Agreement to the extent required thereby. In addition, as provided in the Security Agreement, Company shall, or shall cause each Guarantor that owns the Capital Stock of such Person to, execute and deliver to Administrative Agent a supplement to the Security

Agreement and to deliver to Collateral Agent (or its bailee) all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank) and pledged debt instruments.

B. Foreign Subsidiaries. Notwithstanding the provisions of subsection 6.8A, no Capital Stock of (i) a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code (a “CFC”) or (ii) a Domestic or Foreign Subsidiary which stock is owned directly or indirectly by a CFC shall be required to be pledged pursuant to the provisions of any Security Document; provided that Capital Stock of a CFC which stock is not owned directly or indirectly by another CFC may be pledged as long as the aggregate amount of such CFC’s Capital Stock so pledged does not exceed (a) voting Capital Stock possessing 65% of the aggregate voting power of all of such CFC’s Capital Stock and (b) 100% of such CFC’s non-voting Capital Stock; provided, further, that a Foreign Pledge Agreement shall only be required in connection with any such pledge of the Capital Stock of a Foreign Subsidiary that is a Material Subsidiary and so long as Administrative Agent reasonably determines that the costs of the Loan Parties associated with the execution, delivery and performance of such Foreign Pledge Agreement do not exceed the value to the Lenders of such Foreign Pledge Agreement.

C. Subsidiary Organizational Documents, Legal Opinions, etc. (x) At the time a Subsidiary of Company becomes a Material Subsidiary or (y) with respect to any Inactive Subsidiary which is not dissolved or merged with a Loan Party with such Loan Party surviving within 90 days of the Closing Date, Company shall deliver to Administrative Agent (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) if requested by Administrative Agent, a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (a) valid existence and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent and its counsel.

6.9 Matters Relating to Additional Real Property Collateral.

A. Additional Mortgages, etc. From and after the Closing Date, in the event that (i) Company or any Guarantor acquires any fee ownership interest in real property, together with any Improvements thereon with a value in excess of $5,000,000 or (ii) at the time any Person becomes a Guarantor, such Person owns or holds any fee ownership interest in real property with a value in excess of $5,000,000, in the case of clause (ii) above excluding any such Real Property Asset the encumbrancing of which requires the consent of any then-existing senior lienholder, where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such senior lienholder’s consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), Company or such Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Guarantor (and, in any event, within 30 days of the acquisition thereof and such Person becoming a Guarantor), as the case may be, a fully executed and notarized Mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate offices in all applicable jurisdictions, encumbering the ownership interest of such Loan Party in such Additional Mortgaged Property; and Administrative Agent shall have received from Company or such applicable Guarantor:

(i) Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which an Additional Mortgaged Property is located with respect to the enforceability of the form(s) of Additional Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

(ii) Consents, etc. With respect to each Additional Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the transactions contemplated by the Loan Documents or as shall reasonably be deemed necessary by Administrative Agent in order for the owner or holder of the fee ownership interest constituting such Additional Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Additional Mortgaged Property;

(iii) Title Insurance. With respect to each Additional Mortgage, a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Additional Mortgage as a valid First Priority mortgage Lien on the Additional Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Additional Mortgaged Property and fixtures, which policy (or such marked-up commitment) (each, a “Title Policy”) shall be reasonably acceptable to Administrative Agent;

(iv) With respect to each Additional Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v) Evidence reasonably acceptable to Administrative Agent of payment by Company of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Additional Mortgages and issuance of the Title Policies referred to above;

(vi) with respect to each Additional Mortgaged Property, copies of all leases in which Company or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any;

(vii) with respect to each Additional Mortgaged Property, each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Additional Mortgaged Property;

(viii) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a completed Federal Emergency Management Agency Standard Flood Hazard Determination, as to whether (1) any Additional Mortgaged Property is a Flood Hazard Property and (2)

the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

(ix) Surveys with respect to each Additional Mortgaged Property.

B. Real Estate Appraisals. Company shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to Administrative Agent, upon reasonable notice during Company’s or its Subsidiaries’ normal business hours, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property if reasonably required in order for Administrative Agent or Lenders to comply with any applicable laws and regulations (in each case to the extent required under such laws and regulations as reasonably determined by Administrative Agent).

6.10 Interest Rate Protection.

Within 90 days after the Closing Date, Company shall enter into one or more Interest Rate Agreements (including Interest Rate Agreements entered into in accordance with the preceding sentence) in an aggregate notional principal amount of not less than 50% of the sum of the aggregate principal amounts of the then outstanding Term Loans and the term loans under the Second Lien Credit Agreement, for a term of at least 3 years from the Closing Date, each such Interest Rate Agreement to be in form and substance reasonably satisfactory to Administrative Agent. Company shall maintain in effect each such Interest Rate Agreement during its term.

6.11 Deposit Accounts and Securities Accounts.

From and after 60 days after the Closing Date (or such later date as the Collateral Agent may agree), Company shall not permit any of its or its Domestic Subsidiaries’ Deposit Accounts and Securities Accounts at any time to have a principal balance in excess of $1,000,000 (excluding (a) any account used solely for payroll, payroll taxes and other employee wage and benefit payments and (b) any account located outside the United States so long as the aggregate principal balance of all such accounts does not exceed $5,000,000 at any time) unless Company or such Domestic Subsidiary, as the case may be, has (i) executed and delivered to Collateral Agent (or its bailee) a Control Agreement, and (ii) taken all other steps necessary or, in the opinion of Collateral Agent, desirable to ensure that Collateral Agent has a perfected security interest in such account; provided that, if Company or such Domestic Subsidiary is unable to obtain a Control Agreement from the financial institution at which the Deposit Account or Securities Account is maintained, Company shall, or shall cause such Domestic Subsidiary to, transfer all amounts in the applicable account to an account maintained at a financial institution from which Company or such Domestic Subsidiary has obtained a Control Agreement. From and after 60 days after the Closing Date (or such later date as the Collateral Agent may agree), Company shall not permit the aggregate amount on deposit in all Deposit Accounts of Company and of its Domestic Subsidiaries (other than (a) Deposit Accounts maintained with Administrative Agent or subject to a Control Agreement, (b) any account used solely for payroll, payroll taxes and other employee wage and benefit payments and (c) any account located outside the United States so long as the aggregate principal balance of all such accounts does not exceed $5,000,000 at any time) at any time to exceed $5,000,000.

6.12 Ratings.

Company shall use commercially reasonable efforts to obtain a facility rating by each of Moody’s and S&P with respect to this Agreement and the Loans hereunder and to obtain a corporate or family rating, as the case may be, by each of Moody’s and S&P with respect to Company and its Subsidiaries; provided that such obligation shall not apply to ratings by Moody’s until 45 days after the date on which audited financial statements for Company and its Subsidiaries for Fiscal Year 2006 are available.

6.13 Post Closing Matters.

To the extent such items have not been delivered as of the Closing Date, Company shall deliver to Administrative Agent, the following:

A. Foreign Subsidiary Analysis.

(i) Within 10 Business Days after the Closing Date, unless waived or extended by Administrative Agent in its sole discretion, information with respect to the portion of Consolidated EBITDA and Total Assets allocable to each direct Foreign Subsidiary of Company and its Domestic Subsidiaries;

(ii) Within 30 days after the Closing Date, unless waived or extended by Administrative Agent in its sole discretion, with respect to any direct Foreign Subsidiary of Company and its Domestic Subsidiaries that Administrative Agent reasonably determines to be a Material Subsidiary, (A) such amendments to the Security Agreement, such separate security agreements or such other documents as Administrative Agent deems necessary in order to grant to the Collateral Agent, for the benefit of the Secured Parties, perfected security interests in the Capital Stock of such Foreign Subsidiary that is owned by Borrower or any of its Domestic Subsidiaries (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such Foreign Subsidiary be required to be so pledged), (B) the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Domestic Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens of the Collateral Agent thereon and (C) a favorable opinion of counsel to such Foreign Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (a) valid existence and good standing of such Foreign Subsidiary, (b) the due authorization, execution and delivery by such Foreign Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Foreign Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in the Capital Stock of such Foreign Subsidiary pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent and its counsel; and

(iii) Within 30 days after the Closing Date, unless waived or extended by Administrative Agent in its sole discretion, with respect to any direct Foreign Subsidiary of the Company and its Domestic Subsidiaries, (x) the certificates, if any, representing the Capital Stock of such Foreign Subsidiary, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Domestic Subsidiary or (y) if no such certificates representing such Capital Stock exist, an uncertificated securities control agreement, executed by a duly authorized officer of such Foreign Subsidiary (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such Foreign Subsidiary be required to be so pledged).

B. Landlord Access Agreement. Within 30 days after the Closing Date, unless waived or extended by Administrative Agent in its sole discretion, a landlord access agreement reasonably satisfactory in form and substance to Administrative Agent with respect to Company’s leased property at 4690 Millennium Drive, Belcamp, Maryland, executed by Manekin LLC or its successor.

Section 7. COMPANY’S NEGATIVE COVENANTS

Holdings and Company covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Holdings and Company shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 7.

7.1 Indebtedness.

Holdings and Company shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i) Holdings and its Subsidiaries may become and remain liable with respect to the Obligations;

(ii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness including purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) (x) in respect of Capital Leases or (y) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and modifications, extensions, renewals, refundings, replacements and extensions of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (A) in the case of clause (y), such Indebtedness is incurred prior to or within 210 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this subsection 7.1(ii) shall not exceed $15,000,000 at any time outstanding;

(iii) (A) Company may become and remain liable with respect to Indebtedness to any Subsidiary Guarantor, and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to Company or any Subsidiary Guarantor; provided that (a) a security interest in all such intercompany Indebtedness shall have been granted to Collateral Agent for the benefit of Lenders and (b) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement, (B) any Subsidiary that is not a Subsidiary Guarantor may become and remain liable with respect to Indebtedness to any other Subsidiary that is not a Subsidiary Guarantor and (C) Company and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to any Subsidiary that is not a Subsidiary Guarantor; provided that all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that is in any such case reasonably satisfactory to the Administrative Agent;

(iv) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto and, except in the case of Existing Indebtedness to Be Repaid, become and remain liable with respect to any modifications, refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof or changing the obligors thereunder);

(v) any Person that becomes a Subsidiary of Company as a result of a Permitted Acquisition may remain liable with respect to Indebtedness existing on the date of such acquisition and become and remain liable with respect to any modifications, refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof or changing the obligors thereunder); provided that such Indebtedness is not created in anticipation of such acquisition and no more than $15,000,000 of Indebtedness shall have been incurred in reliance on this subsection 7.1(v) since the Closing Date;

(vi)(A) Foreign Subsidiaries may become and remain liable with respect to Indebtedness to Company or any Subsidiary Guarantor in an aggregate principal amount outstanding not to exceed $10,000,000 minus the Net Foreign Equity Investment Amount and (B) Indebtedness of any Wholly Owned Foreign Subsidiary to Company or any Subsidiary Guarantor representing the deferred payment of the purchase price for the sale of Capital Stock of a Foreign Subsidiary to such Wholly Owned Foreign Subsidiary; provided that (a) such Indebtedness shall be evidenced by a promissory note and shall be pledged pursuant to the Pledge Agreement and (b) 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of such Wholly Owned Foreign Subsidiary or the “first tier” holding company thereof that is a Wholly Owned Foreign Subsidiary shall be pledged pursuant to a Foreign Pledge Agreement;

(vii) Foreign Subsidiaries of Company may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(viii) the Loan Parties may become and remain liable with respect to Second Lien Indebtedness pursuant to the Second Lien Credit Agreement and, subject to the limitations set forth in subsection 7.10 and the Intercreditor Agreement, Indebtedness incurred to refinance, extend, renew, restructure or replace, or in exchange for, such Second Lien Indebtedness, in whole or in part (“Refinancing Second Lien Indebtedness”), in an aggregate principal amount not to exceed $125,000,000 plus reasonable fees, costs and expenses in connection with any such refinancing, extension, renewal, restructuring or replacement thereof or exchange therefor; provided that (i) except as permitted by clause (iv) below, such Refinancing Second Lien Indebtedness is unsecured, (ii) the non-economic terms and conditions of such Refinancing Second Lien Indebtedness, taken as a whole, are not less favorable in the aggregate to Company and its Subsidiaries and to the Agents and the Lenders than the terms and conditions of Indebtedness then outstanding under the Second Lien Credit Agreement, (iii) the final maturity and the average life to maturity of such Refinancing Second Lien Indebtedness is at least equal to that of the Indebtedness then outstanding under the Second Lien Credit Agreement, (iv) if such Refinancing Second Lien Indebtedness is secured, the holders thereof, or a duly authorized agent on their behalf, agree in writing to be bound by the terms of the Intercreditor Agreement to the same extent as the lenders and agents under the Second Lien Credit Agreement and (v) the amount of any Second Lien Indebtedness permitted by this clause (viii) shall be reduced on a dollar for dollar basis by the amount of prepayments of Second Lien Indebtedness other than with the proceeds of additional Indebtedness permitted under this clause (viii);

(ix) Company and the Subsidiary Guarantors may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(x) Company and the Subsidiary Guarantors may become and remain liable with respect to (x) Indebtedness, in respect of performance bonds, surety bonds, appeal bonds, completion guarantees or like instruments or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business and (y) letters of credit supporting obligations described in subclause (x);

(xi) the Loan Parties may become and remain liable with respect to Indebtedness under Hedge Agreements required under subsection 6.10 or otherwise entered into in the ordinary course of business and not for speculative purposes;

(xii) Company and its Subsidiaries may become and remain liable with respect to customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(xiii) (x) Company and the Subsidiary Guarantors may become and remain liable with respect to guarantee obligations in respect of any Indebtedness of Company or any Subsidiary Guarantor permitted by subsection 7.1 and (y) any Subsidiary that is not a Guarantor may become and remain liable with respect to guarantee obligations in respect of any Indebtedness of any Subsidiary that is not a Guarantor permitted by subsection 7.1;

(xiv) [Reserved];

(xv) Company and its Subsidiaries may become and remain liable for Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts in the ordinary course of business; and

(xvi) Company and the Subsidiary Guarantors may incur other Indebtedness; provided that (w) no Potential Event of Default or Event of Default shall have occurred and be continuing, (x) such Indebtedness does not mature prior to 91 days after the last stated maturity date of the Loans, (y) (1) after giving effect on a pro forma basis in accordance with subsection 1.2B to the incurrence of such Indebtedness, the Consolidated Leverage Ratio as of the end of the most recently ended Fiscal Quarter is less than 5.00:1.00 and (2) Company shall be in Pro Forma Compliance and (z) such Indebtedness has mandatory prepayment, repurchase or redemption, covenant and default provisions customary for such Indebtedness and, in any event, no more restrictive than those set forth in the Second Lien Credit Agreement.

7.2 Liens and Related Matters.

A. Prohibition on Liens. Holdings and Company shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i) Permitted Encumbrances;

(ii) Liens securing Indebtedness permitted pursuant to subsection 7.1(ii); provided that (x) such Liens attach at all times only to the assets so financed except for accessions to the property that is affixed or incorporated into the property covered by such Lien or financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (y) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(iii) Liens on assets of a Person that becomes a direct or indirect Subsidiary of Company or that are acquired by Company or a Subsidiary after the date of this Agreement in a Permitted Acquisition, provided, however, that such Liens (x) exist at the time such Person becomes a Subsidiary or at the time such assets are acquired, (y) attach only to specific assets acquired in such Permitted Acquisition (and the proceeds or products thereof) and (z) were not created in anticipation of such acquisition and, in any event, do not in the aggregate secure Indebtedness in excess of $5,000,000 at any time;

(iv) Liens described in Schedule 7.2 annexed hereto and extensions, renewals and replacements thereof;

(v) subject to the Intercreditor Agreement, Liens securing the Second Lien Indebtedness;

(vi) Other Liens securing obligations in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(vii) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries otherwise permitted under subsection 7.1;

(viii) Second Priority Liens on Collateral securing Indebtedness permitted by subsection 7.1(xvi); provided that such Indebtedness shall be subject to the Intercreditor Agreement or any other intercreditor agreement reasonably satisfactory to Administrative Agent; and

(ix) Liens in favor of Company or a Guarantor securing Indebtedness permitted under subsection 7.1(iii).

B. No Further Negative Pledges. Neither Holdings, Company nor any of their Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its material properties or assets, whether now owned or hereafter acquired, to secure Indebtedness under any senior credit facility, including this Agreement, other than (i) the Second Lien Credit Agreement or any agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, (ii) any agreement evidencing Indebtedness secured by Liens permitted by subsection 7.2A(ii), (iii), (iv), (vi), (vii) and (viii) as to the assets securing such Indebtedness, (iii) agreements that are customary restrictions on leases, subleases, licenses or permits so long as such restrictions relate to the property subject thereto, (iv) agreements that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (v) agreements that are customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business and (vi) any agreement evidencing an asset sale, as to the assets being sold.

C. No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Holdings and Company will not, and will not permit any of their Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any of its Subsidiaries, (iii) make loans or advances to Holdings or any of its Subsidiaries, or (iv) transfer any of its property or assets to Holdings or any of its Subsidiaries, except (a) as provided in this Agreement and the Second Lien Credit Agreement, (b) as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets, (c) encumbrances or restrictions existing under or by reason of agreements binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Company, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary of Company, (d) encumbrances or restrictions existing under or by reason of agreements that are customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted under subsection 7.3 and applicable solely to such joint venture, (e) encumbrances or restrictions existing under or by reason of agreements that are customary restrictions on leases, subleases, licenses or permits so long as such restrictions relate to the property subject thereto, (f) encumbrances or restrictions existing under or by reason of agreements that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (g) encumbrances or restrictions existing under or by reason of agreements that are customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business, (h) as to Foreign Subsidiaries, restrictions which do not have a material adverse effect on the ability of Company to repay the Obligations when due and which are contained in agreements relating to Indebtedness permitted under clauses (iv) and (vii) of subsection 7.1, (i) encumbrances or restrictions existing under or by reason of any agreements governing any purchase money Liens or obligations under Capital Leases otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the property financed thereby; provided that individual agreements governing purchase money Liens or obligations under Capital Leases provided by a Person (or its Affiliates) may be cross-collateralized to other such agreements governing purchase money Liens or obligations under Capital Leases provided by such Person (or its Affiliates)), (j) encumbrances or restrictions existing under or by reason of applicable law and (k) encumbrances or restrictions on the transfer of any property subject to Liens permitted by subsection 7.2A.

7.3 Investments; Acquisitions.

Holdings and Company shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of, any Person, or any division or line of business of any Person except:

(i) Holdings and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

(ii) the Loan Parties may make and own Investments in Company and the Guarantors may make and own Investments in Company and other Guarantors and Subsidiaries that are not Guarantors may make and own Investments in Company and Subsidiaries that are not Guarantors;

(iii) Company and its Subsidiaries may make intercompany loans and advances to the extent permitted under subsections 7.1(iii) and 7.1(vi);

(iv) Holdings and its Subsidiaries may consummate the Merger and make related Investments in accordance with the terms and conditions of the Merger Agreement;

(v) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.7;

(vi) Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto, including any modification, replacement, renewal or extension thereof which does not increase the amount thereof;

(vii) Company and its Subsidiaries may make Permitted Acquisitions; provided that (a) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such acquisition occurs or after giving effect thereto, (b) Company shall be in Pro Forma Compliance after giving effect thereto, (c) Company and Holdings shall, and shall cause their Subsidiaries to, comply with the requirements of subsections 6.8 and 6.9 with respect to each such acquisition that results in a Person becoming a Subsidiary and (d) the aggregate fair market value of all direct and indirect Investments in Persons that do not become Guarantors resulting from all such acquisitions shall not exceed in the aggregate $10,000,000;

(viii) Company and the Subsidiary Guarantors may make and own equity Investments in their respective wholly owned Foreign Subsidiaries; provided that the amount of all such Investments constituting equity Investments made from and after the Closing Date minus the amount of all cash dividends, distributions and other payments actually received by Company or any of the Subsidiary Guarantors in respect of such equity investments after the Closing Date (the “Net Foreign Equity Investment Amount”) shall not at any time exceed the excess of (x) $10,000,000, minus (y) the aggregate principal amount of Indebtedness outstanding under subsection 7.1(vi);

(ix) Holdings and Company may acquire and hold obligations of one or more officers or other employees of Holdings or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of its Capital Stock, so long as no cash is actually advanced by Holdings or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(x) Company and its Subsidiaries may receive and hold promissory notes and other noncash consideration received in connection with any Asset Sale permitted by subsection 7.6;

(xi) Company and the Subsidiary Guarantors may make and own other Investments in an aggregate amount not to exceed at any time (x) $15,000,000 plus (y) the Specified Equity Amount;

(xii) Company and its Subsidiaries may make and own Investments in connection with the workout, bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(xiii) Company and its Subsidiaries may make and own Investments consisting of lease, utility and other deposits or advances in the ordinary course of business;

(xiv) [Reserved];

(xv) Company and its Subsidiaries may make and own Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(xvi) Holdings and its Subsidiaries may enter into Hedge Agreements as permitted under subsection 7.01(xi);

(xvii) Company and its Subsidiaries may make and own Investments in the ordinary course of business consisting of indorsements for collection or deposit;

(xviii) Holdings and its Subsidiaries may make and own Investments consisting of loans and advances of payroll payments to employees in the ordinary course of business; and

(xix) Company and its Subsidiaries may acquire and hold any Investment existing at the time a Person becomes a Subsidiary of Company or any Subsidiary pursuant to subsection 7.6(viii).

7.4 Restricted Junior Payments.

Holdings and Company shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) Holdings and its Subsidiaries may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under subsection 7.10B, (ii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom, Holdings may make, and Company may make Restricted Junior Payments to Holdings sufficient to fund, any redemption or repurchase of Capital Stock that is required pursuant to the terms of any “qualified stock bonus plan” under Section 401(a) of the Internal Revenue Code that complies in all material respects with the applicable provisions of Section 404, 409 and 415 of the Internal Revenue Code shall be permitted; provided that such repurchases shall not exceed $2,000,000 in any Fiscal Year, (iii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom, Holdings and its Subsidiaries make any payment or prepayment of principal of, premium, if any, or interest on, or redeem, purchase, retire, defease (including in-substance or legal defeasance), create a sinking fund or make a similar payment with respect to, Subordinated Indebtedness of Company with the proceeds of any refinancing Indebtedness of Company permitted by subsection 7.1 so long as such refinancing Indebtedness is Subordinated Indebtedness of Company and subordinated to at least the same extent as debt refinanced, (iv) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Holdings and Company may make other Restricted Junior Payments after the Closing

Date equal to (x) $10,000,000 plus (y) the Specified Equity Amount and (v) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or be caused thereby, Holdings and Company may make additional Restricted Junior Payments to any Person (including, without limitation, any Vector Entity or any of its Affiliates) after the Closing Date in an aggregate amount, when taken together with payments made pursuant to subsection 7.8(viii), not to exceed $12,000,000 plus interest accruing thereon from and after the Closing Date at the applicable federal rate; provided, that all such Restricted Junior Payments made pursuant to this subsection 7.4(v) shall have been funded with amounts deposited in a segregated account on the Closing Date.

7.5 Financial Covenant.

A. Maximum Consolidated Senior Secured Leverage Ratio. If any Revolving Loans or Swing Line Loans are outstanding or any Letters of Credit are outstanding and not cash collateralized in full as of the last day of any Fiscal Quarter, Holdings and Company shall not permit the Consolidated Senior Secured Leverage Ratio, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered to Administrative Agent pursuant to subsection 6.1, to be greater than 7.00:1.00.

B. Compliance with Financial Covenant. For the purposes of determining compliance with the financial covenant in subsection 7.5A for any purpose of this Agreement (other than any determination of the Base Rate Margin or Eurodollar Rate Margin pursuant to subsection 2.2), any cash equity contribution made to Company as a result of a Specified Equity Issuance other than Additional Required Equity Contributions after the Closing Date on or prior to the date that is 10 days after the day on which financial statements are required to be delivered for a Fiscal Quarter will, if so designated by Company, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the financial covenant in subsection 7.5A at the end of such Fiscal Quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four Fiscal Quarter period, there shall be a period of at least two consecutive Fiscal Quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Company to be in compliance with the financial covenant in subsection 7.5A, and (c) all Specified Equity Contributions shall be disregarded for purposes of determining compliance with any other covenant or provision contained in this Agreement.

7.6 Restriction on Fundamental Changes; Asset Sales.

Holdings and Company shall not, and shall not permit any of their Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i) any Subsidiary of Company may be merged with or into Company or any Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Subsidiary Guarantor; provided that, in the case of such a merger, Company or such Subsidiary Guarantor shall be the continuing or surviving Person;

(ii) Company and its Subsidiaries may sell or otherwise dispose of inventory in the ordinary course of business;

(iii) Company and its Subsidiaries may dispose of obsolete, worn out or surplus assets or of assets no longer used or useful in the conduct of the business of Company and its Subsidiaries, in each case, in the ordinary course of business;

(iv) Company and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of the greater of (x) $25,000,000 and (y) 5% of Total Assets; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) the consideration received shall be 75% cash; provided that for purposes of this subclause (b) any Designated Noncash Consideration in an amount not to exceed the greater of (x) $5,000,000 and (y) 1% of Total Assets in the aggregate for all Asset Sales following the Closing Date (provided that for purposes of this proviso any Designated Noncash Consideration which has subsequently been sold for, or otherwise converted to cash, shall not be counted against such limitation to the extent of the cash received) shall be deemed to be cash; and (c) after giving effect to such Asset Sale Company shall be in Pro Forma Compliance;

(v) in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(vi) Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

(vii) the Merger and the Tender Offer may occur in accordance with the terms and conditions of the Merger Agreement and the Offer to Purchase Agreement;

(viii) any Person may be merged with or into Company or any Subsidiary if the acquisition of the Capital Stock of such Person by Company or such Subsidiary would have been permitted pursuant to subsection 7.3; provided that (a) in the case of Company, Company shall be the continuing or surviving Person, (b) in the case of a Subsidiary, if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of subsection 6.8 and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

(ix) any Foreign Subsidiary of Company may be merged with or into any other Foreign Subsidiary of Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Foreign Subsidiary of Company;

(x) Company or any Subsidiary may lease, sublease, license or sublicense property (and surrender and terminate leases and other occupancy agreements) in the ordinary course of business and which do not materially interfere with the business of Company and its Subsidiaries or adversely affect the Collateral;

(xi) Company or any Subsidiary may abandon Intellectual Property which, in the reasonable good faith determination of Company or any Subsidiary, is uneconomical, negligible, obsolete or otherwise not material in the conduct of the business of Company or such Subsidiary;

(xii) Company or any Subsidiary may dispose of any asset subject to any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding; provided that the Net Insurance/Condemnation Proceeds received by Company or such Subsidiary shall be applied as required by subsection 2.4(B)(iii)(b);

(xiii) Company or any Subsidiary may dispose of Investments in joint ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties in, joint venture agreements and similar binding arrangements; and

(xiv) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof.

7.7 Consolidated Capital Expenditures.

Holdings and Company shall not, and shall not permit their Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year (or portion of a Fiscal Year set forth below) in an aggregate amount in excess of the amount set forth below opposite such Fiscal Year (the “Maximum Consolidated Capital Expenditures Amount”):

Fiscal Year	Maximum Consolidated Capital Expenditures Amount
Portion of Fiscal Year 2007 occurring following the Closing Date	$10,000,000
2008	$11,000,000
2009	$12,000,000
2010	$13,000,000
2011	$14,000,000
2012	$15,000,000
2013	$16,000,000
Portion of Fiscal Year 2014 occurring prior to the Term Loan Maturity Date	$17,000,000

provided that the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year (with Capital Expenditures in any Fiscal Year being deemed to have been made first from any amount carried forward from the preceding Fiscal Year), and may be further increased at the option of Company by an amount equal to 50% of the Maximum Consolidated Capital Expenditures Amount for the succeeding

Fiscal Year; provided, further, that in addition to the amounts set forth above, Holdings and its Subsidiaries may make Consolidated Capital Expenditures up to the Specified Equity Amount. Any usage of the succeeding Fiscal Year’s Maximum Consolidated Capital Expenditures Amount shall be deducted from the Maximum Consolidated Capital Expenditures Amount available for such succeeding Fiscal Year.

After the consummation of any Permitted Acquisition permitted hereunder, the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year shall be increased in an amount equal to 110% of the average annual amount of capital expenditures made by the Person or business so acquired as reflected in the financial statements of such Person or business during the two fiscal years preceding such Permitted Acquisition.

7.8 Transactions with Shareholders and Affiliates.

Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of equity Securities of Holdings or with any Affiliate of Company or Holdings or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its Subsidiaries or between any of its Subsidiaries, (ii) reasonable and customary fees paid to members of the Governing Bodies of Company and its Subsidiaries, (iii) Restricted Junior Payments permitted by subsection 7.4, (iv) employment and severance arrangements between Company and the Subsidiaries and their respective officers and employees in the ordinary course of business, (v) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of Company and the Subsidiaries in the ordinary course of business, (vi) the payment of fees, expenses, indemnities or other payments pursuant transactions pursuant to the other permitted agreements in existence on the Closing Date and set forth on Schedule 7.8 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (vii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or be caused thereby, payments of up to $2,000,000 per Fiscal Year of management and monitoring fees provided for in the Management Agreement, as in effect on the Closing Date and (viii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or be caused thereby, Holdings and Company may pay additional fees, expenses, costs or other payments to any Person (including, without limitation, any Vector Entity or any of its Affiliates) after the Closing Date in an aggregate amount, when taken together with Restricted Junior Payments made pursuant to subsection 7.4(v), not to exceed $12,000,000 plus interest accruing thereon from and after the Closing Date at the applicable federal rate; provided, that all such payments made pursuant to this subsection 7.8(viii) shall have been funded with amounts deposited in a segregated account on the Closing Date.

7.9 Conduct of Business.

A. Conduct of Business of Company and Its Subsidiaries. From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar or related or incidental businesses.

B. Conduct of Business of Holdings. Notwithstanding the foregoing in this Section 7, from and after the Closing Date, Holdings shall not conduct, transact or otherwise engage in any business or operations or incur Indebtedness or consensual Liens other than those incidental to (i) its ownership of the Capital Stock of Company, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents and the Merger Documents, (iv) any public offering of its common stock or any other issuance of its Capital Stock not prohibited by Section 7.

7.10 Amendments or Waivers of Certain Agreements; Amendment and Prepayment of Second Lien Credit Agreement.

A. Amendments or Waivers of Certain Agreements. Neither Company nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under, the Related Agreement or any Merger Document (other than any agreement evidencing or governing any Subordinated Indebtedness) after the Closing Date if such amendment or waiver is adverse to the interests of the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.

B. Amendment and Prepayment of Second Lien Credit Agreement. Company shall not, and shall not permit any of its Subsidiaries to, amend the Second Lien Credit Agreement or any Loan Document (as such term is defined in the Second Lien Credit Agreement) or otherwise change the terms of the Second Lien Indebtedness, if the effect of such amendment or change is to change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default (other than to eliminate any such event of default or increase any grace period related thereto (it being understood that any change to the covenants that otherwise complies with this subsection 7.10B shall not be deemed to be an amendment to the events of default applicable thereto), add any financial maintenance covenant, change the prepayment provisions thereof in a manner not adverse to the lenders under the Second Lien Credit Agreement, or change any collateral therefor (other than in accordance with the provisions of the Intercreditor Agreement), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Second Lien Indebtedness (or the Second Lien Administrative Agent or any other agent on their behalf) that would be materially adverse to Company or Lenders. Company shall not, and shall not permit any Subsidiary, to make any prepayment prior to the scheduled date due of Indebtedness under the Second Lien Credit Agreement other than (x) with the proceeds of Refinancing Second Lien Indebtedness, (y) on and after the First Lien Term Loan Discharge (as defined in the Second Lien Credit Agreement) but only so long as no Event of Default or potential Event of Default shall have occurred and be continuing with respect to the Revolving Loans or (z) (1) in an amount up to the Specified Equity Amount plus (2) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby and so long as Company’s Consolidated Leverage Ratio on a pro forma basis as of the last day of the most recently ended Fiscal Quarter is not greater than 4.50:1.00, $25,000,000.

7.11 Fiscal Year.

Company shall not change its Fiscal Year-end from December 31.

7.12 Ownership of Subsidiaries.

Holdings and Company shall not permit any Domestic Subsidiary to be a non-Wholly Owned Subsidiary, except (i) as a result of or in connection with a dissolution, liquidation, merger, consolidation or disposition of a Subsidiary permitted by subsection 7.6 or an Investment in any Person permitted under subsection 7.3 in which such Domestic Subsidiary ceases to be a Subsidiary or (ii) so long as such Subsidiary continues to be a Guarantor.

Section 8. EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1 Failure To Make Payments When Due.

Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2 Default in Other Agreements.

(i) Failure of any Loan Party or any of their Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or amounts due in respect of the early termination of Hedge Agreements in an individual principal amount of $5,000,000 or more or with an aggregate principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii) Breach or default by any Loan Party or any of their Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness in the individual or aggregate amounts referred to in clause (i) above, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

8.3 Breach of Certain Covenants.

(i) Failure of Holdings or Company to perform or comply with any term or condition contained in subsection 2.5 or 6.2 or Section 7 of this Agreement; provided that any Event of Default under subsection 7.5 shall not constitute an Event of Default with respect to any Term Loans until the earlier of (x) the date that is 30 days after the date such Event of Default arises with respect to the Revolving Loans and (y) the date on which the Administrative Agent or the Revolving Lenders exercise any remedies with respect to the Revolving Loans in accordance with Section 8; provided, further, that any Event of Default under subsection 7.5 may be waived, amended or otherwise modified from time to time by the Requisite Class Lenders of Revolving Loans pursuant to subsection 10.6A(c); or (ii) failure of Company to comply with the covenant contained in subsection 6.1(i)(a) or (b) and the continuance thereof for a period of 5 days.

8.4 Breach of Warranty.

Any representation, warranty, certification or other statement made by Holdings or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Holdings or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5 Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6 Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Company or any of their Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii) An involuntary case shall be commenced against Holdings, Company or any of their Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, Company or any of their Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Company or any of their Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Company or any of their Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7 Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) Holdings, Company or any of their Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, Company or any of their Material Subsidiaries shall make any assignment for the benefit of creditors; or

(ii) Holdings, Company or any of their Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Holdings, Company or any of their Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8 Judgments and Attachments.

Any final non-appealable money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $5,000,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000, in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against Holdings, Company or any of their Material Subsidiaries or any of their respective assets and shall remain unpaid, undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9 Dissolution.

Any order, judgment or decree shall be entered against Holdings, Company or any of their Material Subsidiaries decreeing the dissolution or split up of Holdings, Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10 Employee Benefit Plans.

There shall occur one or more ERISA Events or similar events in respect of any Foreign Plans, that individually or in the aggregate could reasonably be expected to result in a liability of Holdings or any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist, as of any valuation date for a Pension Plan, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which could reasonably be expected to result in a Material Adverse Effect, and there has been a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any such Pension Plan; or

8.11 Change in Control.

A Change in Control shall have occurred; or

8.12 Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Collateral Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered by the Collateral Documents having a fair market value, individually or in the aggregate, exceeding $5,000,000, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof or the validity, perfection or priority of any Lien on any Collateral purported to be covered by the Collateral Documents having a fair market value, individually or in the aggregate, exceeding $5,000,000, in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party; or

8.13 Failure To Consummate Merger.

The Merger shall not be consummated in accordance with this Agreement and the Related Agreement concurrently with the making of the initial Loans, or the Merger shall be unwound, reversed or otherwise rescinded in whole or in part for any reason:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7 with respect to Company, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that, during any period in which an Event of Default described in subsection 8.3 arising solely from a breach of subsection 7.5 exists solely with respect to the Revolving Loans as set forth in subsection 8.2, Administrative Agent may, and at the request of the Requisite Revolving Lenders, shall take such actions only with respect to the Revolving Loans; provided, further, that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(iii).

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

Section 9. ADMINISTRATIVE AGENT

9.1 Appointment.

A. Appointment of Administrative Agent and Collateral Agent. DB is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and DB hereby accepts such appointment (references to Administrative Agent in this Agreement and the other Loan Documents shall be deemed to include Administrative Agent in the capacity of Collateral Agent). Each Lender (including any Lender in its capacity as a counterparty to a Hedge Agreement with Company or one of its Subsidiaries) hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. DB agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact appointed by Administrative Agent in its sole discretion. Administrative Agent and any such sub-agent may perform any and all of the duties of Administrative Agent and exercise the rights and powers of Administrative Agent by or through their respective Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (“Related Parties”). The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent.

B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

C. Control. Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

9.2 Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C. Exculpatory Provisions. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D. Agents Entitled To Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3 Independent Investigation by Lenders; No Responsibility for Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4 Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company (and without limiting Company’s obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or such other Person in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting solely from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5 Resignation of Agents; Successor Administrative Agent, Collateral Agent and Swing Line Lender.

A. Resignation; Successor Administrative Agent or Collateral Agent. Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation by Administrative Agent or Collateral Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Agent; provided that in the case of a successor Administrative Agent, Company shall have consented thereto (which consent shall not be unreasonably withheld or delayed and shall not be required if an Event of Default has occurred and is continuing). If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, the retiring Agent may, on behalf of Lenders, appoint a successor Agent. If such Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Agent, such resignation shall nonetheless become effective in accordance with such Agent’s notice and (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Collateral Agent will continue to be held by it until a Person shall have accepted the appointment of successor Collateral Agent, and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Agent in accordance with this subsection 9.5A. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). After any retiring Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

B. Successor Swing Line Lender. Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation of DB or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VII annexed hereto, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.6 Collateral Documents; Guaranty and Intercreditor Agreement.

Each Lender (which term shall include, for purposes of this subsection 9.6, any Swap Counterparty) hereby further authorizes Administrative Agent and Collateral Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and the Intercreditor Agreement, and to be the agent for and representative of Lenders under each Guaranty. Each Lender agrees to be bound by the terms of each Collateral Document, the Intercreditor Agreement and the Guaranty;

provided that Collateral Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document, the Intercreditor Agreement or the Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Collateral Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders (or such greater number of Lenders as may be required pursuant to subsection 10.6) have otherwise consented, (b) release any Guarantor from the Guaranty if the Capital Stock of such Guarantor is sold to any Person (other than an Affiliate of Company) such that it no longer constitutes a Subsidiary pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have (or such greater number of Lenders as may be required by subsection 10.6) otherwise consented or (c) subordinate the Liens of Collateral Agent, on behalf of Lenders, to any Liens permitted by clauses (ii) and (iii) of subsection 7.2A; provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of subsection 10.14 are satisfied. Further, each Lender acknowledges that certain rights and remedies under the Loan Documents are subject to the terms of the Intercreditor Agreement. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty or the Intercreditor Agreement, it being understood and agreed that all powers, rights and remedies under the Collateral Documents, the Intercreditor Agreement and the Guaranty may be exercised solely by Administrative Agent and/or Collateral Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

9.7 Duties of Other Agents.

To the extent that any Lender is identified in this Agreement as a co-agent, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the Subsidiaries of Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3, 10.2 and 10.3) allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3, 10.2 and 10.3.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10. MISCELLANEOUS

10.1 Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1). Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments.

(i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure or Term Loan Exposure, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than $1,000,000 (aggregating concurrent assignments to or by two or more Affiliated Funds for the purposes of determining such minimum amount), unless each of Administrative Agent and, so long as no Potential Event of Default or Event of Default has occurred and is continuing, Company otherwise consents (each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or Commitments assigned, and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (c) the parties to each assignment shall (A) electronically execute and deliver to Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to Administrative Agent or (B) manually execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required, and provided that only one such processing and recordation fee shall be required in connection with concurrent assignments to or by two or more Affiliated Funds), and the Eligible Assignee, if it shall not already be a party to this Agreement, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including an administrative questionnaire and such forms, certificates or other evidence, if any, with respect to United States federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv) and with respect to information requested under the Patriot Act, and (d) (1) Administrative Agent, (2) with respect to assignments of Revolving Loans and Revolving Loan Commitments, any Issuing Lender and Swing Line Lender and (3) if no Potential Event of Default or Event of Default has occurred and is continuing, Company, shall have consented thereto (which consents shall not be unreasonably withheld or delayed); provided that no consent of Company shall be required (I) in the case of any assignment to a Lender, any Affiliate of a Lender or any Approved Fund of a Lender and (II) in connection with any assignment relating to the primary allocation or syndication of the Loans and Commitments by DB to Persons that are either organized under the laws of the United States or are qualified to do business in one or more states of the United States so long as such assignment is made in consultation with Company; provided, further, that no consent of Administrative Agent shall be required in the case of any assignment of Term Loans to a Lender, any Affiliate of a Lender or any Approved Fund of a Lender.

Upon acceptance and recording by Administrative Agent pursuant to clause (ii) below, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and shall be deemed to have made all of the agreements of a Lender contained in the Loan Documents arising out of or otherwise related to such rights and obligations and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an

Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit V or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans and/or outstanding Term Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 2.1A(iii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income Tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment) and (b) record the information contained therein in the Register. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (ii).

(iii) Deemed Consent by Company. If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company shall be deemed to have given its consent five Business Days after the date written notice thereof has been delivered by the assigning Lender (through Administrative Agent or the electronic settlement system used in connection with any such assignment) unless such consent is expressly refused by Company prior to such fifth Business Day.

(iv) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Company, the option to provide to Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Nothing in this clause (iv) shall relieve the Granting Lender from its obligations under the Loan Documents except to the extent any such obligation is fully performed by the SPC. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.

Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this subsection 10.1B(iv), any SPC may (i) with notice to, but without the prior written consent of, Company and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. Company agrees that each SPC shall be entitled to the benefits of subsection 2.7 (subject to the requirements and limitations of that subsection) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. A SPC shall not be entitled to receive any greater payment under subsection 2.7 than the applicable Lender would have been entitled to receive with respect to the interest granted to such SPC unless the grant of the interest to such SPC is made with Company’s prior written consent or the right to a greater payment results from a change in law after the SPC acquires its interest. This subsection 10.1B(iv) may not be amended without the written consent of the SPC.

C. Participations.

(1) Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) an extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation or (iii) an increase in the Commitment allocated to such participation. Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 (subject to the requirements and limitations of those subsections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent or the right to a greater payment results from a change in law after the Participant becomes a Participant.

(2) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Company, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.

D. Pledges and Assignments. Any Lender may, without the consent of Company or Administrative Agent, at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank and, in the case of any Lender that is a Fund, any pledge or assignment to any holders of obligations owed, or securities issued by such Lender, including to any trustee for, or any other representative of, such holders; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase its Loans for its own account in the ordinary course and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall also be deemed to represent that such Assignment Agreement constitutes a legal, valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

G. Ineligible Assignees. Notwithstanding the foregoing or any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Section 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

10.2 Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly: (i) all reasonable costs and expenses of the Administrative Agent, including reasonable attorney’s fees (including allocated costs of internal counsel) in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for Company (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all costs and expenses of creating and perfecting Liens in favor of Collateral Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent, Collateral Agent and of counsel providing any opinions that Administrative Agent, Collateral Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any appraisals and any environmental audits or reports provided for under subsection 6.9; (vi) all reasonable costs and expenses incurred by Administrative Agent or Collateral Agent in connection with the custody or preservation of any of the Collateral; (vii) all other reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments; (viii) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent, Collateral Agent and its counsel relating to efforts to (a) during the continuance of any Event of Default evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (ix) all costs and expenses, including attorneys’ fees (including allocated costs of internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent, Collateral Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3 Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Agents and Lenders (including Issuing Lenders), and the officers, directors, trustees, employees, agents, advisors and Affiliates of Agents and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence, bad faith or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel (including allocated costs of internal counsel) for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents or the Related Agreement or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4 Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders and their Affiliates is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5 Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (a) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (b) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B. Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6 Amendments and Waivers.

A. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(a) each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce or forgive the principal amount of any Loan, (2) postpone the scheduled final maturity date of any Loan, or postpone the date or reduce or forgive the amount of any scheduled payment (but not prepayment) of principal of any Loan, (3) postpone the date or reduce the amount of any scheduled reduction of the Revolving Loan Commitment Amount, (4) postpone the date on which any interest or any fees are payable, (5) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E, but including, for the purpose of being a change in the interest rate, any change in the numerical levels of any financial ratio used in determining any interest rate) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default), (6) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (7) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date, (8) extend the Revolving Commitment Termination Date, (9) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit or (10) increase the maximum duration of Interest Periods permitted hereunder;

(b) each Lender adversely affected thereby, (1) change in any manner the definition of “Class” or the definition of “Pro Rata Share” or the definition of “Requisite Class Lenders” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments or Loans of any Class approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders or all affected Lenders, (3) release any Lien granted in favor of Collateral Agent with respect to all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guaranty, in each case other than in accordance with the terms of the Loan Documents, or (4) change in any manner or waive the provisions contained in subsection 2.4B(iv)(b), subsection 2.4D, subsection 8.1, subsection 10.5 or this subsection 10.6; or

(c) the Requisite Class Lenders of Revolving Loans (whose consent shall be sufficient for any amendment, modification or waiver without any further action, including consent of the Requisite Lenders), amend, modify or waive the provisions of subsection 7.5.

B. In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of subsection 2.1A(iii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iii) of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (iv) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, (v) of subsection 2.4 that alters the application of any mandatory or voluntary prepayment as between Classes without the written concurrence of Requisite Class Lenders of each Class that is being allocated a lesser amount of any such prepayment as a result thereof, provided that Requisite Lenders may waive, in whole or in part, any mandatory prepayment and Requisite Lenders (in addition to each Lender that thereby increases its Commitment) may increase the aggregate amount of the Commitments, in each case so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered; (vi) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender; and (vii) that increases the maximum amount of Letters of Credit shall be effective without the consent of Revolving Lenders constituting Requisite Class Lenders.

C. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Requisite Lenders, the Administrative Agent and Company (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders.

In addition, notwithstanding the foregoing this Agreement may be amended with the written consent of the Administrative Agent, Company and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”), with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans, shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Base Rate Margin and Eurodollar Rate Margin for such Replacement Term Loans shall not be higher than such Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans, shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans, shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans, than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

D. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8 Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent, Collateral Agent, Swing Line Lender and any Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company, Administrative Agent and Collateral Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Company hereby agrees, unless directed otherwise by Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to Company, that it will, or will cause its Subsidiaries to, provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent pursuant to the Loan Documents, or to the Lenders under subsection 6.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Notice of Borrowing, a Notice of Conversion/Continuation or a Notice of Prepayment, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Potential Event of Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the Loans (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to Administrative Agent to patricia.mcgowan@db.com (or at such other electronic mail address as directed by Administrative Agent). In addition, Company agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by Administrative Agent.

Company further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

10.9 Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.4, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11 Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12 Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13 Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.14 Release of Security Interest or Guaranty.

Upon the proposed sale or other disposition of any Collateral to any Person that is permitted by this Agreement or to which Requisite Lenders (or such greater number of Lenders as may be required pursuant to subsection 10.6) have otherwise consented, or the sale or other disposition of the Capital Stock of a Guarantor to such that such Guarantor ceases to be a Subsidiary or to which Requisite Lenders (or such greater number of Lenders as may be required pursuant to subsection 10.6) have otherwise consented, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Guaranty, as may be reasonably requested by such Loan Party.

10.15 Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16 Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY

STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY

REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.19 Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Company in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee pursuant to subsection 10.1D or (iii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Company, (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder, (j) to a Person that is an investor or prospective investor in a Securitization (as defined below) that agrees that its access to information regarding Company and the Loans is solely for purposes of evaluating an investment in such Securitization (as defined below), or (k) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization (as defined below) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries. In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated or otherwise made available in electronic form) of its choice at its own expense. For purposes hereof, “Securitization” means a public or private offering by an Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Loan Documents.

10.20 Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

Notwithstanding anything herein to the contrary, information required to be treated as confidential by reason of the foregoing shall not include, and Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to United States federal income tax treatment and United States federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Administrative Agent or such Lender relating to such tax treatment and tax structure.

10.21 USA Patriot Act.

Each Lender hereby notifies Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

STEALTH ACQUISITION CORP.

By:	/s/ Alexander Slusky
Name: Alexander Slusky
Title: Chief Executive Officer

Notice Address:

Stealth Acquisition Corp.
c/o Vector Capital III, L.P. 456 Montgomery Street
19th Floor
San Francisco, California 94104
	Attention:	[ ]
	Telephone:	[ ]
	Facsimile:	[ ]

with a copy to:

HOLDINGS:

VECTOR STEALTH HOLDINGS II, L.L.C.

By:	/s/ Alexander Slusky
Name: Alexander Slusky
Title: Chief Executive Officer

As of and upon effectiveness of the Merger, the undersigned hereby acknowledges and agrees that it will succeed to all of the rights and obligations of Company set forth herein and that all references herein to Company shall thereupon deemed to be references to the undersigned.

SAFENET, INC.

By:	/s/ John Frederick
Name: John Frederick
Title: Chief Financial Officer

Notice Address:

SafeNet, Inc. 4690 Millennium Drive
Belcamp, Maryland 21017
	Attention:	Kevin Hicks, Esq.
	Telephone:	(443) 327-1262
	Facsimile:	(443) 283-4046

with a copy to:

AGENTS AND SWING LINE LENDER:

DEUTSCHE BANK TRUST COMPANY AMERICAS, individually and as Administrative Agent, Collateral Agent and Swing Line Lender

By:	/s/ Carin Keegan
Name: Carin Keegan
Title: Vice President

By:	/s/ Paul O’Leary
Name: Paul O’Leary
Title: Vice President

Notice Address for the Administrative Agent or the Collateral Agent (to be used for all notices other than notices from Company pursuant to Section 2 and Section 3):

60 Wall Street
M.S. NYC60-0208
New York, NY 10005
	Attention:	Carin Keegan
	Telephone:	(212) 250-6083
	Facsimile:	(212) 797-5690

Notice Addresses for the Administrative Agent and Swing Line Lender (to be used solely for notices from Company pursuant to Section 2):

100 Plaza One, 8th Floor
Jersey City, New Jersey 07311
Attention: Jonathan Cohen, GTO
Investment Banking Operations
	Telephone:	(201) 593-2326
	Facsimile:	(201) 593-2314

ISSUING LENDERS:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as an Issuing Lender for Commercial Letters of Credit

By:	/s/ Carin Keegan
Name: Carin Keegan
Title: Vice President

By:	/s/ Paul O’Leary
Name: Paul O’Leary
Title: Vice President

Notice Address:

60 Wall Street, 45th Floor New York, NY 10005
	Attention:	John Baranello, Trade and Risk Services
	Telephone:	(212) 250-9604
	Facsimile:	(212) 797-0772

DEUTSCHE BANK AG, NEW YORK BRANCH, as an Issuing Lender for Standby Letters of Credit

By:	/s/ Carin Keegan
Name: Carin Keegan
Title: Vice President

By:	/s/ Paul O’Leary
Name: Paul O’Leary
Title: Vice President

Notice Address:

60 Wall Street, 45th Floor New York, NY 10005
	Attention:	Everardus (Joe) Rozing, Standby Letters of Credit
	Telephone:	(212) 250-1014
	Facsimile:	(212) 797-0403

Lenders:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as an Issuing Lender for Commercial Letters of Credit

By:	/s/ Carin Keegan
Name: Carin Keegan
Title: Vice President

By:	/s/ Paul O’Leary
Name: Paul O’Leary
Title: Vice President

Notice Address:

100 Plaza One, 8th Floor Jersey City, New Jersey 07311
	Attention:	Jonathan Cohen, GTO
Investment Banking Operations
	Telephone:	(201) 593-2326
	Facsimile:	(201) 593-2314

SYNDICATION AGENT AND LENDER:

CITIBANK, N.A., as Syndication Agent and a Lender

By:	/s/ DAVID J. WIRDNAM
	Name:	DAVID J. WIRDNAM
	Title:	Managing Director

Notice Address:

390 Greenwich Street, 1st Floor
New York, NY 10013
Attention:	Carl Cho, Global Portfolio Management
Telephone:	(212) 732-9295
Facsimile:	(866) 492-5916

ARRANGERS AND BOOKRUNNERS:

DEUTSCHE BANK SECURITIES INC., as Joint
Lead Arranger and Joint Bookrunner

By:	/s/ Mark Funk
	Name:	Mark Funk
	Title:	Managing Director

By:	Illegible
	Name:	Illegible
	Title:	Managing Director

[First Lien Credit Agreement]

CITIGROUP GLOBAL MARKETS INC., as Joint
Lead Arranger and Joint Bookrunner

By:	/s/ DAVID J. WIRDNAM
	Name:	DAVID J. WIRDNAM
	Title:	Managing Director

[First Lien Credit Agreement]

EXHIBIT I

[FORM OF] NOTICE OF BORROWING

Pursuant to that certain First Lien Credit Agreement dated as of April 12, 2007, as amended, supplemented or otherwise modified to the date hereof (said First Lien Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Stealth Acquisition Corp., a Delaware corporation (which on the Closing Date will be merged with and into SafeNet, Inc., a Delaware corporation) (“Company”), Vector Stealth Holdings II, L.L.C., a Delaware limited liability company (“Holdings”), the financial institutions listed therein as Lenders (“Lenders”), and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent for Lenders, this represents Company’s request to borrow as follows:

1. Date of borrowing:                     ,

2. Amount of borrowing: $

3. Lender(s):

[    ] a. Lenders, in accordance with their applicable Pro Rata Shares

[    ] b. Swing Line Lender

4. Type of Loans:

[    ] a. Term Loans

[    ] b. Revolving Loans

[    ] c. Swing Line Loan

5. Interest rate option:

[    ] a. Base Rate Loan(s)

[    ] b. Eurodollar Rate Loans with an initial Interest Period of                              month(s)

The proceeds of such Loans are to be deposited in Company’s account at                                     .

I-1
Notice of Borrowing

The undersigned officer, to the best of his or her knowledge, certifies on behalf of Company that:

(i) The [Specified Representations]1 [representations and warranties] contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date; provided that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition;

(ii) [The representations in the Merger Agreement that (A) are material to the interests of the Lenders and solely to the extent that Holdings has the right to terminate its obligations as a result of the breach thereof, are true and correct as of the date of the Merger Agreement and as of the Closing Date, as though made on and as of the Closing Date, and (B) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Merger MAC]2; and

(iii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default.

DATED:	[STEALTH ACQUISITION CORP. (to be merged with and into SAFENET, INC.),

By:
Name:
Title:][3]

[1]	This language should be selected only in connection with the borrowing on the Closing Date.
[2]	This language should be selected only in connection with the borrowing on the Closing Date.
[3]	To be executed by Stealth Acquisition Corp. with respect to Borrowings on the Closing Date.

I-2
Notice of Borrowing

[SAFENET, INC.

By:
Name:
Title:] [4]

[4]	To be executed by SafeNet, Inc. with respect to Borrowings after the Closing Date.

I-3
Notice of Borrowing

EXHIBIT II

[FORM OF] NOTICE OF CONVERSION/CONTINUATION

Pursuant to that certain First Lien Credit Agreement dated as of April 12, 2007, as amended, supplemented or otherwise modified to the date hereof (said First Lien Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among SafeNet, Inc., a Delaware corporation (as successor in interest to Stealth Acquisition Corp.) (“Company”), Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, the financial institutions listed therein as Lenders, and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent for Lenders, this represents Company’s request to convert or continue Loans as follows:

1. Date of conversion/continuation:                     ,

2. Amount of Loans being converted/continued: $

3. Type of Loans being converted/continued:

[    ] a. Term Loans

[    ] b. Revolving Loans

4. Nature of conversion/continuation:

[    ] a. Conversion of Base Rate Loans to Eurodollar Rate Loans

[    ] b. Conversion of Eurodollar Rate Loans to Base Rate Loans

[    ] c. Continuation of Eurodollar Rate Loans as such

5. If Loans are being continued as or converted to Eurodollar Rate Loans, the duration of the new Interest Period that commences on the conversion/continuation date:                      month(s)

In the case of a conversion to or continuation of Eurodollar Rate Loans, the undersigned officer, to the best of his or her knowledge, certifies on behalf of the Company that no Event of Default has occurred and is continuing under the Credit Agreement.

DATED:	SAFENET, INC.

By:
Name:
Title:

II-1
Notice of Conversion/Continuation

EXHIBIT III

[FORM OF] REQUEST FOR ISSUANCE

Pursuant to that certain First Lien Credit Agreement dated as of April 12, 2007, as amended, supplemented or otherwise modified to the date hereof (said First Lien Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among SafeNet, Inc., a Delaware corporation (as successor in interest to Stealth Acquisition Corp.) (“Company”), Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, the financial institutions listed therein as Lenders, and Deutsche Bank Trust Company Americas, as administrative agent (“Administrative Agent”) for Lenders and as collateral agent for Lenders, this represents Company’s request for the issuance of a Letter of Credit by [Administrative Agent][name of other Lender] as follows:

1. Issuing Lender:    [Administrative Agent]

              [                                                                  ]

2. Date of issuance of Letter of Credit:                     ,

3. Type of Letter of Credit:

[    ] a. Commercial Letter of Credit

[    ] b. Standby Letter of Credit

4. Face amount of Letter of Credit: $

5. Expiration date of Letter of Credit:                             ,

6. Currency in which Letter of Credit is to be denominated:

7. Name and address of beneficiary:

8. Attached hereto is:

[ ]	the verbatim text of such proposed Letter of Credit

[ ]	a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

III-1
Request for Issuance

The undersigned officer, to the best of his or her knowledge, certifies on behalf of the Company that:

(i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date; provided that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition; and

(ii) No event has occurred and is continuing or would result from the issuance of the Letter of Credit contemplated hereby that would constitute an Event of Default or a Potential Event of Default.

DATED:	SAFENET, INC.

By:
Name:
Title:

III-2
Request for Issuance

EXHIBIT IV

[FORM OF] NOTICE OF PREPAYMENT

Pursuant to that certain First Lien Credit Agreement dated as of April 12, 2007, as amended, supplemented or otherwise modified to the date hereof (said First Lien Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among SafeNet, Inc., a Delaware corporation (as successor in interest to Stealth Acquisition Corp.) (“Company”), Vector Stealth Holdings II, L.L.C., a Delaware limited liability company (“Holdings”), the financial institutions listed therein as Lenders (“Lenders”), and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent for Lenders, this represents Company’s notice of prepayment as follows:

1.	Date of Notice: ,

2.	Type of Prepayment/Reduction/Termination:

	[ ] a.	Voluntary prepayment of:

		[ ] i.	Swing Line Loan

		[ ] ii.	Term Loan

		[ ] iii.	Revolving Loan

	[ ] b.	Voluntary reduction/termination of Revolving Loan Commitments

	[ ] c.	Mandatory prepayment of Term Loans and/or reduction of Revolving Loan Commitment Amount (specify the circumstance requiring said prepayment and/or reduction by checking the appropriate box below):

		[ ] i.	Receipt of Net Asset Sale Proceeds that will not be reinvested

		[ ] ii.	Receipt of Net Insurance/Condemnation Proceeds that will not be reinvested

		[ ] iii.	Receipt of Net Securities Proceeds from the issuance of Indebtedness of Holdings or any of its Subsidiaries

		[ ] iv.	Consolidated Excess Cash Flow

3.	Amount of Prepayment/Reduction of Revolving Loan Commitment Amount (as applicable):

	[ ] a.	Voluntary/mandatory prepayment:[1] $

[1]	This option should be selected for all voluntary and mandatory prepayments of the Loans.

IV-1
Notice of Prepayment

[ ] b. Reduction/termination of Revolving Loan Commitment Amount:[2] $

4.	If applicable, specify desired application of voluntary prepayment:[3]

5.	Date of prepayment or date reduction/termination of Revolving Loan Commitment Amount will take effect: ,
6.

Attached hereto is (if applicable) an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to a mandatory prepayment.

IN WITNESS WHEREOF, the undersigned authorized officer of Company has executed this notice as of the date set forth above.

SAFENET, INC.

By:
Name:
Title:

[2]	This option should be selected only if a termination or reduction of the Revolving Loan Commitment Amount is the subject of this notice.
[3]	Irrespective of any application specified by Company, voluntary prepayments shall first be applied as specified in subsection 2.4B(iv)(a) of the Credit Agreement.

IV-2
Notice of Prepayment

EXHIBIT V

[FORM OF] TERM NOTE

SAFENET, INC.

$ [1]	[2]
[ ], 2007

FOR VALUE RECEIVED, SAFENET, INC., a Delaware corporation (as successor in interest to Stealth Acquisition Corp.) (“Company”), promises to pay to                                  3 (“Payee”) or its registered assigns the principal amount of                              4 ($[                                                 ]). The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain First Lien Credit Agreement dated as of April 12, 2007 by and among Company, Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, the financial institutions listed therein as Lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent (said First Lien Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of Company’s “Term Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof,

[1]	Insert amount of Lender’s Term Loan in numbers.
[2]	Insert place of delivery of Note.
[3]	Insert Lender’s name in capital letters.
[4]	Insert amount of Lender’s Term Loan in words.

V-1
Term Note

that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW. THIS NOTE INCORPORATES BY REFERENCE, AND COMPANY AND PAYEE HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SUBSECTION 10.17 OF THE CREDIT AGREEMENT.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

V-2
Term Note

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

SAFENET, INC.

By:
Name:
Title:

V-3
Term Note

EXHIBIT VI

[FORM OF] REVOLVING NOTE

SAFENET, INC.

$ [1]	[2]
[ ], 2007

FOR VALUE RECEIVED, SAFENET, INC., a Delaware corporation (as successor in interest to Stealth Acquisition Corp.) (“Company”), promises to pay to                              3 (“Payee”) or its registered assigns, the lesser of (x)                                      4 ($[                                ]) and (y) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain First Lien Credit Agreement dated as of April 12, 2007 by and among Company, Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, the financial institutions listed therein as Lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent (said First Lien Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of Company’s “Revolving Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner

[1]	Insert amount of Lender’s Revolving Loan Commitment in numbers.
[2]	Insert place of delivery of Note.
[3]	Insert Lender’s name in capital letters.
[4]	Insert amount of Lender’s Revolving Loan Commitment in words.

VI-1
Revolving Note

and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW. THIS NOTE INCORPORATES BY REFERENCE, AND COMPANY AND PAYEE HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SUBSECTION 10.17 OF THE CREDIT AGREEMENT.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

VI-2
Revolving Note

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

SAFENET, INC.

By:
Name:
Title:

VI-3
Revolving Note

TRANSACTIONS

ON

REVOLVING NOTE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

VI-4
Revolving Note

EXHIBIT VII

FORM OF SWING LINE NOTE

SAFENET, INC.

$ [1]	[2]
[ ], 2007

FOR VALUE RECEIVED, SAFENET, INC., a Delaware corporation (as successor in interest to Stealth Acquisition Corp.) (“Company”), promises to pay to                                          (“Payee”) or its registered assigns, the lesser of (x)                                      3 ($[                                 1]) and (y) the unpaid principal amount of all advances made by Payee to Company as Swing Line Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain First Lien Credit Agreement dated as of April 12, 2007 by and among Company, Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, the financial institutions listed therein as Lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent (said First Lien Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is Company’s “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

[1]	Insert amount of Swing Line Lender’s Swing Line Loan Commitment in numbers.
[2]	Insert place of delivery of Note.
[3]	Insert amount of Swing Line Lender’s Swing Line Loan Commitment in words.

VII-1
Swing Line Note

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW. THIS NOTE INCORPORATES BY REFERENCE, AND COMPANY AND PAYEE HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SUBSECTION 10.17 OF THE CREDIT AGREEMENT.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

VII-2
Swing Line Note

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

SAFENET, INC.

By:
Name:
Title:

VII-3
Swing Line Note

TRANSACTIONS

ON

SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

VII-4
Swing Line Note

EXHIBIT VIII

[FORM OF] COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT;

(1) We are the duly elected [Title] and [Title] of SafeNet, Inc., a Delaware corporation (“Company”);

(2) We have reviewed the terms of that certain First Lien Credit Agreement dated as of April 12, 2007 as amended, supplemented or otherwise modified to the date hereof (said First Lien Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company, Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, the financial institutions listed therein as Lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

(3) The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, [except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:                                                                          ].

VIII-1
Compliance Certificate

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of                     ,          pursuant to subsection 6.1(iv) of the Credit Agreement.

SAFENET, INC.

By:
Name:
Title:

By:
Name:
Title:

VIII-2
Compliance Certificate

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE¹

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of             ,          and pertains to the period from             ,          to             ,         .2 Subsection references herein relate to subsections of the Credit Agreement.

A.	Maximum Consolidated Senior Secured Leverage Ratio (as of , )

	1.	Consolidated Total Senior Secured Debt:	$

	2.	Consolidated EBITDA for the consecutive four fiscal quarters ending on :	$

	3.	Maximum Consolidated Senior Secured Leverage Ratio (1):(2):		:1.00

	4.	Maximum ratio permitted under subsection 7.5A:		7.00:1.00

B.	Consolidated Capital Expenditures

	1.	Consolidated Capital Expenditures for Fiscal Year-to-date:	$

	2.	Consolidated Capital Expenditures for prior Fiscal Year:	$

	3.	Maximum amount of Consolidated Capital Expenditures permitted under subsection 7.7 for prior Fiscal Year	$

	4.	Excess of permitted amount of Consolidated Capital Expenditures for prior Fiscal Year over Consolidated Capital Expenditures in prior Fiscal Year (3-2):	$

	5.	Amount of Consolidated Capital Expenditures elected to be debited against succeeding Fiscal Year’s maximum amount permitted under subsection 7.7 (not to exceed 50% of the Maximum Consolidated Capital Expenditures Amount for the succeeding Fiscal Year):	$

	6.	Maximum amount of Consolidated Capital Expenditures permitted under subsection 7.7 for Fiscal Year without regard to carryover amount or amount brought forward from succeeding Fiscal Year:	$

	7.	Amount of permitted Consolidated Capital Expenditures for Fiscal Year-to-date that was previously elected to be applied to the maximum amount of Consolidated Capital Expenditures permitted under subsection 7.7 for prior Fiscal Year	$

	8.	110% of the average annual amount of capital expenditures made by the Person or business acquired as a result of a Permitted Acquisition under the Credit Agreement, as reflected in the financial statements of such Person or business during the two fiscal years preceding the consummation of such Permitted Acquisition.	$

	9.	Specified Equity Amount	$

[1]	Subject to finalization of relevant Credit Agreement provisions.
[2]	In the event of any conflict or inconsistency between the provisions of this Compliance Certificate and the Credit Agreement, the provisions of the Credit Agreement shall control.

VIII-3
Compliance Certificate

	10.	Maximum permitted for Holdings and its Subsidiaries under subsection 7.7 (4+5+6-7+8+9):	$

C.		Consolidated Excess Cash Flow (for the Fiscal Year ended )

	1.	Consolidated EBITDA:	$

	2.	Consolidated Working Capital Adjustment:	$

	3.	Extraordinary, unusual or nonrecurring cash gains deducted from Consolidated EBITDA	$

	4.	Scheduled repayments of Consolidated Total Debt (excluding (x) repayments of Revolving Loans except to the extent the Revolving Loan Commitment Amount is permanently reduced in connection with such repayments, and (y) any such repayment out of the proceeds of refinancing Indebtedness and (z) for the avoidance of doubt, any repayment of Loans pursuant to 2.4B):	$

	5.	Internally generated funds of Company and its Subsidiaries used to make Consolidated Capital Expenditures (and any amounts that would be included as Consolidated Capital Expenditures but for the operation of clause (c)(ii) of the definition thereof (except in the case of clause (c)(ii), to the extent made out of Net Insurance/Condemnation Proceeds)):	$

	6.	Consolidated Cash Interest Expense:	$

7.

Current taxes based on income of Company and its Subsidiaries and paid in cash (or expected to be paid in cash prior in cash prior to the date that is 180 days after the end of the Fiscal Year) with respect to such period:

$

	8.	Taxes from prior Fiscal Year based on income of Company and its Subsidiaries that were expected to have been paid in cash within 180 days after the end of such Fiscal Year that were not so paid within such time period:	$

	9.	Internally generated funds of Company and its Subsidiaries used during such period to finance Permitted Acquisitions:	$

	10.	Any other amount paid from internally generated funds of Company and its Subsidiaries during such period which was added back to Consolidated Net Income in determining Consolidated EBITDA pursuant to clauses (vii) and (viii) of the definition of Consolidated EBITDA:	$

	11.	Any amount applied to any required repurchase of Capital Stock of Company during such period permitted by subsection 7.4(ii):	$

	12.	Any amount distributed during such period as a Restricted Junior Payment permitted by subsection 7.4(v)	$

	13.	Capitalized technology costs included as intangible assets on the consolidated balance sheet of Company and its Subsidiaries in accordance with GAAP	$

	14.	Consolidated Excess Cash Flow ((1+2+3)-(4+5+6+7+8+9+10+11+12+13)):	$

VIII-4
Compliance Certificate

EXHIBIT IX

FORM OF OPINION OF COMPANY COUNSEL

IX-1
Opinion of Company Counsel

EXHIBIT X

[FORM OF ASSIGNMENT AGREEMENT]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each]2 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors'] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

X-1
Assignment Agreement

claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]

3.	Borrower(s):

4.	Administrative Agent: Deutsche Bank Trust Company Americas, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The First Lien Credit Agreement dated as of April 12, 2007 among SafeNet, Inc., a Delaware corporation (as successor in interest to Stealth Acquisition Corp.) (“Company”), Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, the Lenders parties thereto, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, and the other agents parties thereto

X-2
Assignment Agreement

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ][10]

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Loan Commitment”, “Term Loan Commitment”, etc.)

[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

X-3
Assignment Agreement

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[11]	Add additional signature blocks as needed.
[12]	Add additional signature blocks as needed.

X-4
Assignment Agreement

Consented to and Accepted:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:
Title:

By:
Title:

[Consented to:][13]

[NAME OF RELEVANT PARTY]

By:
Title:

[13]	To be added only if the consent of Company and/or other parties (e.g. Swing Line Lender, Issuing Lender) is required by the terms of the Credit Agreement. Add additional signature blocks as needed.

X-5
Assignment Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement (and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable), the Intercreditor Agreement and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (iii) it will be bound by the provisions of the Intercreditor Agreement.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

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Assignment Agreement

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

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Assignment Agreement

EXHIBIT XI

FORM OF SOLVENCY CERTIFICATE

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain First Lien Credit Agreement dated as of April 12, 2007 (the “Credit Agreement”) by and among SafeNet, Inc., a Delaware corporation (as successor in interest to Stealth Aquisition Corp.) (“Company”),, Vector Stealth Holdings II, L.L.C., a Delaware limited liability company (“Holdings”), the financial institutions referred to therein as Lenders (“Lenders”) and Deutsche Bank Trust Company Americas, as Administrative Agent (“Administrative Agent”) and Collateral Agent. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

This Certificate is being delivered pursuant to subsection 4.1F of the Credit Agreement. The undersigned is the Chief Financial Officer of Company and hereby further certifies as of the date hereof, in [his] [her] capacity as an officer of Company, and not individually, as follows:

1. I have responsibility for (a) the management of the financial affairs of Company and the preparation of financial statements of Company, and (b) reviewing the financial and other aspects of the transactions contemplated by the Credit Agreement.

2. I have carefully prepared and/or reviewed the contents of this Certificate and have conferred with counsel for Company for the purpose of discussing the meaning of any provisions hereof that I desired to have clarified.

3. In preparation for the consummation of the transactions contemplated by the Credit Agreement, I have prepared and/or reviewed a pro forma balance sheet as at             , 2007 and pro forma income projections and pro forma cash flow projections for each fiscal year during the term of the Credit Agreement for Company and its Subsidiaries on a consolidated basis, in each case after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the Related Agreements, including the Merger Agreement and the Certificate of Merger. The pro forma balance sheet, pro forma income projections and pro forma cash flow projections are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4. Based upon the foregoing and upon the best of my knowledge after due diligence, I have concluded as follows:

a. the “fair saleable value” of the property of Company and its Subsidiaries on a consolidated basis is both (A) greater than the total amount of liabilities (including contingent liabilities) of Company and its Subsidiaries on a consolidated basis, and (B) not less than the amount that will be required to pay the probable liabilities on Company’s and its Subsidiaries’ existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to Company and its Subsidiaries.

b. Company and its Subsidiaries do not intend to incur, or believe (nor do they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due.

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c. Company and its Subsidiaries do not have an unreasonably small amount of capital in relation to their business or any contemplated or undertaken transaction.

In computing the amount of such contingent liabilities as of the date hereof, such liabilities have been computed at the amount that, in the light of all the facts and circumstances existing as of the dale hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

I understand that Administrative Agent and Lenders are relying on this Certificate in extending credit to Company pursuant to the Credit Agreement.

This certificate is being executed and delivered by the undersigned in [his/her] capacity as an officer of Company and no personal liability will attach to [him/her] in connection with the execution and delivery of this Certificate.

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Solvency Certificate

The undersigned has executed this Certificate, in [his] [her] capacity as an officer of Company and not individually, as of the      day of             , 200    .

SAFENET, INC.

By:
Name:
Title:

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Solvency Certificate

EXHIBIT XII

[FORM OF] FIRST LIEN GUARANTY

This FIRST LIEN GUARANTY (this “Guaranty”) is entered into as of April 12, 2007 (as of and upon effectiveness of the Merger (as defined in the Credit Agreement referenced below)) by the undersigned (each a “Guarantor”, and together with any future Subsidiaries of Company that becomes a party hereto pursuant to Section 15 hereof, being collectively referred to herein as the “Guarantors”) in favor of and for the benefit of DEUTSCHE BANK TRUST COMPANY AMERICAS, as agent for and representative of (in such capacity herein called “Guarantied Party”) the financial institutions (“Lenders”) party to the Credit Agreement referred to below and any Swap Counterparties (as hereinafter defined), and in favor of and for the benefit of the other Beneficiaries (as hereinafter defined).

RECITALS

A. SafeNet, Inc., a Delaware corporation (as successor in interest to Stealth Acquisition Corp.) (“Company”), has entered into that certain First Lien Credit Agreement dated as of April 12, 2007 with Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, Lenders and Guarantied Party, as Administrative Agent and Collateral Agent for Lenders (said First Lien Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

B. Company and its Subsidiaries may from time to time enter, or may from time to time have entered, into one or more Hedge Agreements (collectively, the “Lender Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”) in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company under the Lender Swap Agreements, including without limitation the obligation of Company to make payments thereunder in the event of early termination thereof, together with all obligations of Company under the Credit Agreement and the other Loan Documents, be guarantied hereunder.

C. Guarantied Party, Lenders and each Swap Counterparty for which Guarantied Party has received the notice required by Section 18 hereof are sometimes referred to herein as “Beneficiaries”.

D. A portion of the proceeds of the Loans may be advanced to other Guarantors that are Subsidiaries of Company, and thus the Guarantied Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of Guarantors (which benefits are hereby acknowledged).

E. It is a condition precedent to the making of the initial Loans under the Credit Agreement that Company’s obligations thereunder be guarantied by Guarantors.

F. Guarantors are willing irrevocably and unconditionally to guaranty such obligations of Company.

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NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Guarantied Party to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder and to induce Swap Counterparties to enter into the Lender Swap Agreements, Guarantors hereby agree as follows:

1. Guaranty.

(a) Guarantors jointly and severally irrevocably and unconditionally guaranty, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guarantied Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code). The term “Guarantied Obligations” is used herein in its most comprehensive sense and includes any and all Obligations of Company and all obligations of Company or any Subsidiary under Lender Swap Agreements, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement, the Lender Swap Agreements, this Guaranty and the other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue such obligations of Company or from time to time renew them after they have been satisfied.

Each Guarantor acknowledges that a portion of the Loans may be advanced to it, that Letters of Credit may be issued for the benefit of its business and that the Guarantied Obligations are being incurred for and will inure to its benefit.

Any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceeding had not been commenced) shall be included in the Guarantied Obligations because it is the intention of each Guarantor and Guarantied Party that the Guarantied Obligations should be determined without regard to any rule of law or order that may relieve Company of any portion of such Guarantied Obligations.

In the event that all or any portion of the Guarantied Obligations is paid by Company, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from Guarantied Party or any other Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations,

Subject to the other provisions of this Section 1, upon the failure of Company to pay any of the Guarantied Obligations when and as the same shall become due, each Guarantor will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the aggregate of the unpaid Guarantied Obligations.

(b) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty and the other Loan Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of

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such Guarantor (x) in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 1(b), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

(c) Each Guarantor under this Guaranty, and each guarantor under other guaranties, if any, relating to the Credit Agreement (the “Related Guaranties”) that contain a contribution provision similar to that set forth in this Section 1(c), together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty or a guarantor under a Related Guaranty, each such Guarantor or such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Guarantied Obligations paid to Beneficiaries.

2. Guaranty Absolute; Continuing Guaranty. The obligations of each Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that: (a) this Guaranty is a guaranty of payment when due and not of collectibility; (b) Guarantied Party may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default under the Credit Agreement or the occurrence of an early termination date or similar event under any Lender Swap Agreements notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such event; (c) the obligations of each Guarantor hereunder are independent of the obligations of Company under the Loan Documents or the Lender Swap Agreements and the obligations of any other guarantor of obligations of Company and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions; and (d) a payment of a portion, but not all, of the Guarantied Obligations by one or more Guarantors shall in no way limit, affect, modify or abridge the liability of such or any other Guarantor for any portion of the Guarantied Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its successors and assigns, and each Guarantor irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

3. Actions by Beneficiaries. Any Beneficiary may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of any Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person with respect to the Guarantied Obligations, (e) enforce and apply any security

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now or hereafter held by or for the benefit of any Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Guarantied Party or the other Beneficiaries, or any of them, may have against any such security, as Guarantied Party in its discretion may determine consistent with the Credit Agreement, the Lender Swap Agreements and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to Guarantied Party or the other Beneficiaries, or any of them, under the Loan Documents or the Lender Swap Agreements.

4. No Discharge. This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of the Credit Agreement, any of the other Loan Documents, the Lender Swap Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, (c) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though Guarantied Party or the other Beneficiaries, or any of them, might have elected to apply such payment to any part or all of the Guarantied Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations, (f) any defenses, set-offs or counterclaims which Company may assert against Guarantied Party or any Beneficiary in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of a Guarantor as an obligor in respect of the Guarantied Obligations.

5. Waivers. Each Guarantor waives, for the benefit of Beneficiaries: (a) any right to require Guarantied Party or the other Beneficiaries, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any other guarantor of the Guarantied Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Guarantied Party’s or any other Beneficiary’s errors or omissions in the administration of the Guarantied Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting

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such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement, notices of default or early termination under any Lender Swap Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Sections 3 and 4 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

6. Guarantors’ Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Until the Guarantied Obligations (other than Unasserted Obligations and obligations under the Lender Swap Agreements) shall have been paid in full and the Commitments shall have terminated, all Letters of Credit shall have expired or been cancelled (or the reimbursement Obligations in respect thereof have been secured with cash collateral or letters of credit in a manner reasonably satisfactory to Secured Party) and the Lender Swap Agreements have been paid in full (or the obligations thereunder have been secured by a collateral arrangement reasonably satisfactory to the applicable Swap Counterparty), each Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary and (b) any right of contribution such Guarantor now has or may hereafter have against any other guarantor of any of the Guarantied Obligations. Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Guarantied Party or the other Beneficiaries may have against Company, to all right, title and interest Guarantied Party or the other Beneficiaries may have in any such collateral or security, and to any right Guarantied Party or the other Beneficiaries may have against such other guarantor.

Any indebtedness of Company now or hereafter held by any Guarantor is subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of Company to a Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing, and any amount paid to a Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guarantied Obligations have not been paid in full, shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations.

7. Expenses. Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save Guarantied Party and the other Beneficiaries harmless against liability for, (i) any and ail costs and expenses (including fees, costs of settlement, and disbursements of counsel and allocated

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costs of internal counsel) incurred or expended by Guarantied Party or any other Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty and (ii) any and all costs and expenses (including those arising from rights of indemnification) required to be paid by Guarantors under the provisions of any other Loan Document.

8. Financial Condition of Company. No Beneficiary shall have any obligation, and each Guarantor waives any duty on the part of any Beneficiary, to disclose or discuss with such Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of Company or any matter or fact relating to the business, operations or condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents and the Lender Swap Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations.

9. Representations and Warranties. Each Guarantor makes, for the benefit of Beneficiaries, each of the representations and warranties made in the Credit Agreement by Company as to such Guarantor, its assets, financial condition, operations, organization, legal status, business and the Loan Documents to which it is a party.

10. Covenants. Each Guarantor agrees that, so long as any part of the Guarantied Obligations (other than Unasserted Obligations and obligations under the Lender Swap Agreements) shall remain unpaid, any Letter of Credit shall be outstanding (unless the reimbursement Obligations in respect thereof have been secured with cash collateral or letters of credit in a manner reasonably satisfactory to Secured Party), any Lender shall have any Commitment or any Swap Counterparty shall have any obligation under any Lender Swap Agreement (unless the obligations thereunder have been secured by a collateral arrangement reasonably satisfactory to the Swap Counterparty), such Guarantor will, unless Requisite Obligees (as such term is defined in Section 17(a)) shall otherwise consent in writing, perform or observe, and cause its Subsidiaries to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that Company is to cause a Guarantor and such Subsidiaries to perform or observe.

11. Set Off. In addition to any other rights any Beneficiary may have under law or in equity, if any amount shall at any time be due and owing by a Guarantor to any Beneficiary under this Guaranty, such Beneficiary is authorized at any time or from time to time while an Event of Default shall have occurred and be continuing, without notice (any such notice being expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to a Guarantor and any other property of such Guarantor held by a Beneficiary to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to any Beneficiary under this Guaranty.

12. Discharge of Guaranty Upon Sale of Guarantor. If any Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise shall cease to be a Subsidiary in a transaction not prohibited by the Credit Agreement or otherwise consented to by Requisite Obligees (as such term is defined in Section 17(a)), such Guarantor or such successor in interest, as the case may be, may request Guarantied Party to execute and deliver documents or instruments necessary to evidence the release and discharge of such Guarantor from this Guaranty as provided in subsection 10.14 of the Credit Agreement.

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13. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, Guarantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

14. Miscellaneous. It is not necessary for Beneficiaries to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the Loan Documents or the Lender Swap Agreements or any agreement between one or more Guarantors and one or more Beneficiaries or between Company and one or more Beneficiaries. Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTORS, GUARANTIED PARTY AND THE OTHER BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY EACH GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTY. Each Guarantor agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Guarantor at its address set forth below its signature hereto, such service being acknowledged by such Guarantor to be sufficient for personal jurisdiction in any action against such Guarantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Guarantied Party or any Beneficiary to bring proceedings against such Guarantor in the courts of any other jurisdiction.

XII-7
Guaranty

EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH (I) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR SUCH GUARANTOR AND GUARANTIED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH GUARANTOR AND GUARANTIED PARTY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY OR ACCEPTING THE BENEFITS THEREOF, AS THE CASE MAY BE, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS, AND (II) FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

15. Additional Guarantors. The initial Guarantor(s) hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, Subsidiaries of Company may become parties hereto, as additional Guarantors (each an “Additional Guarantor”) as required under subsection 6.8 of the Credit Agreement, by executing a counterpart of this Guaranty. A form of such a counterpart is attached as Exhibit A. Upon delivery of any such counterpart to Guarantied Party, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of the Guarantied Party not to cause any Subsidiary of Company to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

16. Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by the Guaranteed Party of written or telephonic notification of such execution and authorization of delivery thereof.

17. Guarantied Party as Agent.

(a) Guarantied Party has been appointed to act as Guarantied Party hereunder by Lenders. Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action,

XII-8
Guaranty

solely in accordance with this Guaranty and the Credit Agreement; provided that Guarantied Party shall exercise, or refrain from exercising, any remedies under or with respect to this Guaranty in accordance with the instructions of (i) Requisite Lenders, or (ii) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents (other than Unasserted Obligations and obligations under the Lender Swap Agreements), the cancellation or expiration of all Letters of Credit (or the securing of reimbursement Obligations in respect thereof with cash collateral or letters of credit in a manner reasonably satisfactory to Secured Party) and the termination of the Commitments, the holders of a majority of (A) the aggregate notional amount under all Lender Swap Agreements (including Lender Swap Agreements that have been terminated) or (B) if all Lender Swap Agreements have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Lender Swap Agreements (Requisite Lenders or, if applicable, such holders being referred to herein as “Requisite Obligees”).

(b) Guarantied Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Guarantied Party under this Guaranty, and the retiring Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring Guarantied Party shall be discharged from its duties and obligations under this Guaranty. After any retiring Guarantied Party’s resignation hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefits as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.

18. Notice of Lender Swap Agreements. Guarantied Party shall not be deemed to have any duty whatsoever with respect to any Swap Counterparty until it shall have received written notice in form and substance satisfactory to Guarantied Party from Company, a Guarantor or the Swap Counterparty as to the existence and terms of the applicable Lender Swap Agreement.

[Remainder of page intentionally left blank.]

XII-9
Guaranty

IN WITNESS WHEREOF, each Guarantor, solely for the purposes of the waiver of the right to jury trial contained in Section 14, and Guarantied Party have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

VECTOR STEALTH HOLDINGS II, L.L.C.

By:
Name:
Title:
Address:

As of and upon the effectiveness of the Merger, each of the undersigned hereby acknowledges and agrees to assume the rights and obligations of a Guarantor as set forth herein and that all references herein to Guarantor shall thereupon deemed to be references to each of the undersigned.

353 PATENT LLC

By:
Name:
Title:
Address:

ARTEMCO ACQUISITION CORPORATION

By:
Name:
Title:
Address:

MEDIASENTRY, INC.

By:
Name:
Title:
Address:

XII-S-6

MYKOTRONX, INC.

By:
Name:
Title:
Address:

RNBO CORPORATION

By:
Name:
Title:
Address:

SAFENET-MEXICO, INC.

By:
Name:
Title:
Address:

XII-2
Guaranty

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Guarantied Party

By:
Name:
Title:

By:
Name:
Title:

Address:

XII-3
Guaranty

EXHIBIT A

[FORM OF] COUNTERPART FOR ADDITIONAL GUARANTORS

This COUNTERPART (this “Counterpart”), dated             , 20    , is delivered pursuant to Section 15 of the Guaranty referred to below. The undersigned hereby agrees that this Counterpart may be attached to the First Lien Guaranty, dated as of April 12, 2007 (as it may be from time to time amended, modified or supplemented, the “Guaranty”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among the Guarantors named therein and Deutsche Bank Trust Company Americas, as Guarantied Party. The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance with Section 15 thereof and agrees to be bound by all of the terms thereof.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart to be duly executed and delivered by its officer thereunto duly authorized as of             , 20    .

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:
Address:

XII-A-1
Subsidiary Guaranty

EXHIBIT XIII

[FORM OF] FIRST LIEN SECURITY AGREEMENT

[To be distributed separately]

XIII-1
Security Agreement

EXHIBIT XIV

[Reserved]

XIV-1
Mortgage

EXHIBIT XV

[FORM OF] INTERCREDITOR AGREEMENT

[To be distributed separately]

XV-1
Intercreditor Agreement

EXHIBIT XVI

[FORM OF] LANDLORD ACCESS AGREEMENT

[Previously distributed]

XVI-1
Landlord Access Agreement

EXHIBIT XVII

VECTOR EQUITY COMMITMENT LETTER

[To be distributed separately]

XVII-1
Vector Equity Commitment Letter